Exhibit 2.1
Execution Copy
ASSET PURCHASE AGREEMENT
by and among
R. G. Barry International, Inc.
(as Buyer)
And
Foot Petals, LLC
(as Seller)
and
Tina Aldatz
(as the sole Member of Foot Petals, LLC)
Dated: January 27, 2011

TABLE OF CONTENTS

ARTICLE 1 Definitions; Construction	1

1.1 Definitions	1
1.2 Construction	16

ARTICLE 2 The Acquisition and the Closing	17

2.1 Asset Purchase Transaction	17
2.2 Liabilities Assumed and Excluded	17
2.3 Purchase Price	18
2.4 Post-Closing Adjustment	18
2.5 Allocation of Purchase Price	20
2.6 Closing	21
2.7 Closing Deliveries	21

ARTICLE 3 Representations and Warranties of Seller and the Member	25

3.1 Organization and Good Standing; Capitalization	25
3.2 Authorization	25
3.3 Validity; Binding Effect	25
3.4 Noncontravention	26
3.5 Financial Statements; Accounts Receivable; Inventory	26
3.6 Books and Records	28
3.7 Assets	28
3.8 Real Property	28
3.9 Taxes	29
3.10 Employee Benefits	30
3.11 Compliance with Law	34
3.12 Permits	34
3.13 Litigation	35
3.14 Contracts	35
3.15 Insurance	37
3.16 Environmental Matters	37
3.17 Employment Matters	38
3.18 Labor Disputes; Compliance	39
3.19 Intellectual Property	40
3.20 Relationships with Affiliates	42
3.21 Broker’s Fees	42
3.22 Customers, Suppliers	42
3.23 Bulk Sales	43
3.24 Disclosure	43
3.25 Disclaimer	43

i

ARTICLE 4 Representations and Warranties of Buyer	43

4.1 Organization and Good Standing	43
4.2 Authorization	43
4.3 Validity; Binding Effect	43
4.4 Noncontravention	44
4.5 Broker’s Fees	44

ARTICLE 5 Covenants of Seller Prior to Closing	44

5.1 Access and Investigation	44
5.2 Operation of the Business of Seller	44
5.3 Negative Covenant	45
5.4 Required Approvals and Material Consents	46
5.5 Notification	46
5.6 No Negotiation	47
5.7 Best Efforts	47
5.8 Interim Financial Statements	47
5.9 Payment of Liabilities	47

ARTICLE 6 Covenants of Buyer Prior to Closing	47

6.1 Required Approvals	47
6.2 Best Efforts	47

ARTICLE 7 Conditions Precedent to Buyer’s Obligation to Close	48

7.1 Accuracy of Representations	48
7.2 Seller’s Performance	48
7.3 Material Consents	48
7.4 No Proceedings	48
7.5 Distribution Agreement	48
7.6 Permits	49
7.7 Closing Deliveries	49
7.8 No Injunction	49

ARTICLE 8 Conditions Precedent to Seller’s Obligation to Close	49

8.1 Accuracy of Representations	49
8.2 Buyer’s Performance	49
8.3 Distribution Agreement	49
8.4 No Injunction	49
8.5 Closing Delivers	49

ARTICLE 9 Termination	50

9.1 Termination Events	50
9.2 Effect of Termination	50

ii

ARTICLE 10 Additional Covenants	51

10.1 Noncompetition, Nonsolicitation and Nondisparagement	51
10.2 Customer and Other Business Relationships	53
10.3 Employees and Employee Benefits	53
10.4 Assistance in Proceedings	55
10.5 Taxes	55
10.6 Further Assurances	58
10.7 Name Change	58
10.8 Assignments of Leases	58

ARTICLE 11 Indemnification and Remedies	59

11.1 Indemnification and Reimbursement by Seller and the Member	59
11.2 Indemnification and Reimbursement by Buyer	60
11.3 Survival	60
11.4 Basket and Cap	61
11.5 Third-Party Claims	61
11.6 Other Claims	63
11.7 Escrow	63
11.8 Procedures for Resolving Indemnification Claims	63
11.9 Exclusive Remedy	64
11.10 Indemnity Payment Characterization	64
11.11 Concept of Indemnity	65

ARTICLE 12 General Provisions	65

12.1 Expenses	65
12.2 Confidentiality	65
12.3 Public Announcements	65
12.4 Notices	66
12.5 Enforcement of Agreement	66
12.6 Waiver; Remedies Cumulative	67
12.7 Entire Agreement and Modification	67
12.8 Schedules	67
12.9 Assignments, Successors and No Third-Party Rights	67
12.10 Severability	68
12.11 Time of Essence	68
12.12 Governing Law	68
12.13 Execution of Agreement	68
12.14 Member Obligations	68
12.15 Jurisdiction; Service of Process	68

iii

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is entered into as of January 27, 2011, by and among R. G. Barry International, Inc., an Ohio corporation (“Buyer”), Foot Petals, LLC, a California limited liability company (“Seller”), and Tina Aldatz, a resident of the State of California (the “Member”);
WITNESSETH THAT:
WHEREAS, Seller is engaged in the business of marketing and selling insoles, arch supports and other cushions or technology for use with footwear to promote comfort and/or stability and other foot care related products (such business, the “Business”); and
WHEREAS, the Member owns all (100%) of the membership interests of Seller; and
WHEREAS, the Member is the founder and chief executive officer of Seller and has been actively involved in the day-to-day operations of Seller and in the development, marketing and sale of Seller’s products; and
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, substantially all of the assets used or held for use in the operation of the Business, all on the terms and subject to the conditions set forth herein;
NOW THEREFORE, in consideration of the mutual covenant and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
ARTICLE 1
Definitions; Construction
1.1 Definitions. All capitalized terms used in this Agreement shall have the meanings given to such terms in this Section 1.1 below:
“Accounts Receivable” means customer trade accounts receivable under 120 days and that were incurred in Seller’s Ordinary Course of Business.
“Acquired Assets” means all of the assets of Seller, wherever located, used or held for use by Seller in or for the operation of the Business, other than the Excluded Assets. Without limiting the generality of the foregoing, the Acquired Assets include:
(i) all tangible personal property of Seller used or held for use in or for the operation of the Business (such as tools, dies, equipment, supplies, fixtures, furniture and Finished Goods Inventory);
(ii) all Accounts Receivable of Seller as of the Closing Date;

(iii) all Intellectual Property Assets, the goodwill associated therewith, all licenses and sublicenses granted and obtained with respect thereto, all rights thereunder, all remedies against infringement thereof, and all rights to protection of interests therein under the Laws of all jurisdictions;
(iv) all of the Software;
(v) all of Seller’s right, title and interest in, to and under the Assumed Contracts;
(vi) all claims, customer deposits and other deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the recovery of insurance proceeds) of Seller;
(vii) all franchises, approvals, permits, licenses, Orders, registrations, certificates, variances and similar rights of Seller obtained from Governmental Authorities, including, the Permits listed in Schedule 3.12;
(viii) all books, records, ledgers, files, documents, correspondence, lists (including customer lists), drawings and specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials of Seller relating to the Business; provided that Seller will keep originals and provide to Buyer copies of Seller’s organizational documents and tax records; and
(ix) all of the intangible rights and property of Seller, including its going concern value, goodwill, telephone and telecopy numbers and listings and electronic mail addresses.
“Active Employee” means any employee employed on the Closing Date by Seller, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave.
“Actions” has the meaning given to such term in Section 10.5(g)(i).
“Adjustment Amount” means an amount (which may be a positive or negative number) equal to the amount determined by subtracting (A) the Estimated Closing Date Working Capital Calculation from (B) the Working Capital Calculation, such amount being prepared in a manner consistent with the Closing Date Balance Sheet.
“Adjustment Amount Calculation” means a written statement and detailed computation of the Adjustment Amount prepared by Buyer.

“Affiliate” means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with, such Person. For purposes of making such determination, a Person will be deemed to have control of another Person if such Person possesses the power, directly or indirectly, to influence the actions, behavior, management or policies of such other Person, whether as an officer, director, shareholder, member, manager, partner or employee of such other Person, through voting control, agreement, familial relationship, or otherwise; provided, however, for purposes of Section 10.1 of this Agreement, Remington and Foot Tek Holdings, LLC shall not be deemed to be Affiliates of Seller or Member.
“Agreement” means this Asset Purchase Agreement, executed by and among Buyer, Seller and the Member on the date set forth above.
“Allocation” has the meaning given such term in Section 2.5.
“Ancillary Documents” means all certificates, documents, instruments, contracts and agreements, other than this Agreement, executed or delivered by any Person in connection with the consummation of transactions contemplated hereby including, without limitation, the Assignment and Assumption Agreement and the Escrow Agreement.
“Assigned Leases” has the meaning given such term in Section 10.8.
“Assignment and Assumption Agreement” has the meaning given such term in Section 2.7(a)(ii).
“Assumed Contracts” means the Contracts listed on Exhibit A.
“Assumed Customer Claims” means Customer Claims in an aggregate amount not to exceed the Total Customer Claim Amount. Any Customer Claims made in excess of the Total Customer Claim Amount shall not be Assumed Customer Claims. When determining whether the amount of Customer Claims exceeds the Total Customer Claim Amount, the amount of Customer Claims will be determined (i) in the case of product replacements, based upon the cost to Buyer of the replacement products and (ii) in the case of returns, refunds or allowances, based upon the dollar amount returned, refunded or allowed by Buyer.
“Assumed Liabilities” means (i) the liabilities and obligations of Seller with respect to the Assumed Contracts, other than for any act or action occurring prior to the Closing that resulted or results in a breach or default (unless disclosed in the Schedules hereto with respect to such Assumed Contracts), (ii) the Current Liabilities and (iii) the Assumed Customer Claims.

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement or to dispose of or make any material change to its business, expend any material funds or incur any other material burden.
“Business” has the meaning given such term in the first recital of this Agreement.
“Business Day” means any day other than Saturday, Sunday or a Federal holiday.
“Buyer” has the meaning given such term in the introductory paragraph of this Agreement.
“Buyer Adjustment Amount” means the amount of the Adjustment Amount if the Adjustment Amount is a negative number.
“Buyer Indemnified Persons” has the meaning given such term in Section 11.1.
“Cap Amount” has the meaning given such term in Section 11.4.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601-9657.
“Closing” means the consummation of the transactions contemplated by this Agreement.
“Closing Adjustment Escrow Amount” means $250,000.
“Closing Date” means 5:00 p.m., Columbus, Ohio time on the date on which the Closing actually takes place.
“Closing Date Balance Sheet” means a balance sheet of the Business prepared as of the close of business on the Closing Date in accordance with GAAP, but without giving effect to the consummation of the transactions contemplated hereby, and in a format and a manner consistent with the form attached hereto as Exhibit B and the assumptions and methodologies contained therein; provided that, in the event of any inconsistency between GAAP and the method by which the balance sheet attached hereto as Exhibit B was prepared, GAAP shall control and be used in the preparation of the Closing Date Balance Sheet.
“Closing Date Working Capital” means an amount determined as of the close of business on the Closing Date (but without giving effect to the consummation of the transactions contemplated hereby) equal to the result obtained by subtracting (i) the Current Liabilities from (ii) the Current Assets, such amount shall be prepared in a manner consistent with the Closing Date Balance Sheet.
“COBRA” has the meaning given such term in Section 3.10(g).

“Code” means the Internal Revenue Code of 1986, as amended.
“Competing Business” has the meaning given such term in Section 10.1(a).
“Confidential Information” means:
(i) all information of Seller or the Member relating to Seller or the Business that is a trade secret under applicable trade secret or other Law;
(ii) all information of Seller or the Member relating to the Business, concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and database technologies, systems, structures and architectures; and
(iii) all information concerning the business and affairs of Seller or the Business (including historical and current financial statements, financial projections and budgets, Tax returns and accountants’ materials, historical, current and projected sales, financial forecasts, pricing, cost of goods, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials) however documented and whether in written, electronic or other form.
“Consent” means any approval, consent, ratification, waiver or other authorization by any Person including any Governmental Authority.
“Confidentiality Agreement” means the letter agreement between R.G. Barry Corporation and Seller dated June 10, 2010.
“Contracts” has the meaning given such term in Section 3.14(a).
“Copyrights” means all registered and unregistered copyrights in both published works and unpublished works of Seller relating to the Business (whether United States or foreign).
“Current Assets” means (i) Seller’s Accounts Receivable (net of reserves for customer allowances or return claims), (ii) Seller’s Finished Goods Inventory (net of reserves) and (iii) prepaid expenses to the extent (and only to the extent) reflected on the Closing Date Balance Sheet as finally agreed to or determined in accordance with Section 2.4 below. Current Assets do not include Seller’s cash, cash equivalents, investment accounts, any Tax assets or any Excluded Assets.

“Current Liabilities” means the liabilities and obligations of Seller for current liabilities, including Trade Payables, to the extent (and only to the extent) reflected on the Closing Date Balance Sheet as finally agreed to or determined in accordance with Section 2.4 below. Current Liabilities do not include any Excluded Liabilities.
“Customer Claims” means any and all demands for replacement, refunds, returns or allowances pertaining to products sold or distributed by Seller (other than claims by Buyer against Seller regarding products sold by Seller to Buyer pursuant to this Agreement), without regard to the date of manufacture, shipment or sale of the product. In no event shall a Product Liability Claim constitute a Customer Claim.
“Damages” has the meaning given such term in Section 10.1.
“Defined Benefit Plan” means an Employee Pension Benefit Plan of Seller which is subject to the minimum funding requirements of Title IV of ERISA or the Code.
“Dispute Notice” has the meaning given such term in Section 2.4(b).
“Dispute Period” has the meaning given such term in Section 2.4(b).
“Distribution Agreement” has the meaning given to such term in Section 7.5.
“EGTRRA” means amendments to an Employee Pension Benefit Plan required by the Economic Growth and Tax Relief Reconciliation Act of 2001, and all other amendments required prior to the end of the initial remedial amendment period cycle set forth in Rev. Proc. 2005-66, as superseded by Rev. Proc. 2007-44.
“Employee Benefit Plan” has the meaning given to that term in Section 3(3) of ERISA.
“Employee Pension Benefit Plan” has the meaning given to that term in Section 3(2) of ERISA.
“Employee Plans” has the meaning given such term in Section 3.10(a).
“Employee Welfare Benefit Plan” has the meaning given such term in Section 3(1) of ERISA.
“Environment” means all soil, land, surface or subsurface strata, surface waters (including navigable waters and ocean waters), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” means any cost, damage, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:
(i) any environmental, health or safety matter or condition (including on-site contamination, occupational safety and health and regulation of any chemical substance or product);
(ii) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damage, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;
(iii) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law; or
(iv) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.
The terms “removal,” “remedial” and “response action” include the types of activities covered by CERCLA.
“Environmental Law” means any Law that regulates or relates to:
(i) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as construction, that could impact the Environment;
(ii) preventing or reducing to acceptable levels the Release of Hazardous Material into the Environment;
(iii) reducing the concentrations or volume, or preventing the Release or minimizing the hazardous characteristics, of wastes that are generated, emitted or disposed of, and ensuring that wastes, including Hazardous Material, are disposed of properly;
(iv) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;
(v) protecting resources, species or ecological amenities;

(vi) reducing to acceptable levels the risks inherent in the transportation of Hazardous Material or other potentially harmful substances;
(vii) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention;
(viii) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets; or
(ix) Permits for the treatment, storage, disposal, emission or discharge of Hazardous Material, including Permits required for the construction or operation of equipment or processes that have the potential to emit or generate Hazardous Material.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means (i) any Person included with Seller in a controlled group within the meaning of Section 414(b) of the Code, (ii) any trade or business (whether or not incorporated) which is under common control with Seller within the meaning of Section 414(c) of the Code, (iii) any member of any affiliated service group of which Seller is a member within the meaning of Section 414(m) of the Code, or (iv) any other Person treated as an affiliate of Seller under Section 414(o) of the Code.
“Escrow Agent” means the escrow agent designated in the Escrow Agreement.
“Escrow Agreement” has the meaning given to such term in Section 2.7(a)(ix).
“Escrow Fund” means the fund organized by the Escrow Agent in accordance with the terms of the Escrow Agreement.
“Estimated Closing Date Working Capital Calculation” means $1,200,000.
“Excess Benefit Plan” has the meaning given such term in Section 3(36) of ERISA.
“Excluded Assets” means (i) Seller’s cash and cash equivalents, (ii) Seller’s corporate record book and corporate seal, (iii) Seller’s rights under this Agreement (or under any Ancillary Documents executed or delivered by Seller), (iv) all inventory (including raw materials and work-in-process) other than Finished Goods Inventory, (v) accounts receivable 120 days or older, (vi) any asset listed on Exhibit C hereto; (vii) the loan from Seller to Margarita Floris in the outstanding principal balance of $175,744; and (viii) any leased vehicles.

“Excluded Liability” means any liability or obligation of Seller, direct or indirect, known or unknown, absolute or contingent, not expressly defined in this Agreement as an Assumed Liability. Without limiting the generality of the foregoing, “Excluded Liability” includes any liability or obligation of Seller:
(i) except as otherwise provided for by Section 10.5(d), any Taxes or other obligation and expense of any kind or nature relating to Taxes, including without limitation, any liabilities, obligations and expenses pursuant to any tax sharing agreement, tax indemnification or similar arrangement (and all penalties, interest and additions with respect thereto) (A) payable with respect to any of the Seller, the Member (or any other current or past member of the Seller), the Business, the Acquired Assets or any other assets or properties of the Seller, or (B) incident to or arising as a consequence of the negotiation or consummation of this Agreement and the transactions contemplated hereby by Seller and the Member;
(ii) for costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby;
(iii) resulting from, arising out of, relating to, in the nature of, or caused by any (A) breach of contract, (B) tort, (C) infringement or violation of Law or of any Order, or (D) environmental matter, including, Environmental, Health and Safety Liabilities;
(iv) which relates to any Excluded Asset or to the operation of the Business prior to the Closing (unless an Assumed Liability);
(v) for unpaid remuneration and/or compensation due to Seller’s employees through the close of business on the Closing Date, such as accrued but unpaid salary, wages, bonuses, commissions, and vacation pay;
(vi) under any employment, severance, retention, bonus or termination agreement with any employee of Seller or under any Employee Welfare Benefit Plan;
(vii) arising out of or relating to any employee grievance, the facts or circumstances of which occurred prior to the Closing, whether or not the affected employees are hired by Buyer at or after the Closing;
(viii) arising out of any Litigation or workers’ compensation claim pending or settled as of the Closing (and any Litigation relating in any way to any workers’ compensation claim, the facts and circumstances of which occurred prior to the Closing);

(ix) arising out of any Litigation or workers’ compensation claim commenced after the Closing Date relating to any occurrence or event happening prior to or on the Closing Date;
(x) under this Agreement (or under any Ancillary Document);
(xi) any amount owing to the Member or any former member of Seller;
(xii) all long-term liabilities and Indebtedness;
(xiii) under or arising from any contract or agreement other than the Assumed Contracts;
(xiv) arising under or related to any Product Liability Claim; and
(xv) arising under or related to any Customer Claim other than the Assumed Customer Claims.
“Facilities” means any real property currently or formerly owned, leased, occupied or operated by Seller, including the tangible personal property used, leased or operated by Seller at the respective locations of such real property.
“Financial Statements” has the meaning given such term in Section 3.5(a)(i).
“Finished Goods Inventory” means packaged, saleable products.
“FirstMerit” means FirstMerit Bank, N.A.
“FirstMerit Loan” means the Indebtedness under that certain Credit Agreement dated as of April 28, 2010 by and among Remington, Foot Tek Holdings LLC, Seller, Living Spaces, LLC, MBM, Stable Step LLC and FirstMerit Bank, N.A..
“GAAP” means generally accepted accounting principles for financial reporting in the United States of America, consistently applied.
“Governmental Authority” means any (i) nation, state, county, city, town, borough, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature, (iv) multinational organization or body, (v) body exercising or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, or (vi) official of any of the foregoing.
“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof and any other act, business, operation or thing that violates any Environmental Law, or increases the danger, or risk of danger, or poses an unreasonable risk of harm, to Persons or property on or off the Facilities.

“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Authority, including any material, substance or waste which is defined as a “air pollutant,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Law, including lead paint, petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.
“Hired Active Employee” has the meaning given such term in Section 10.3(a)(i).
“Indebtedness” means, with respect to a Person, without duplication, all of the following, including accrued and unpaid interest, fees and expenses of such Person with respect to the following: (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations or liabilities under or in connection with letters of credit or bankers’ acceptances or similar items, (iv) obligations to pay the deferred purchase price of property or services other than trade payables incurred in the Ordinary Course of Business, (v) obligations under capitalized leases, (vi) obligations arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (vii) deferred purchase price obligations related to past asset or equity acquisitions by such Person, (viii) all indebtedness of other Persons guaranteed or secured by such Person, and (ix) any and all amounts due from such Person to any Affiliate of such Person.
“Indemnified Person” has the meaning given such term in Section 11.5(a).
“Indemnifying Person” has the meaning given such term in Section11.5(a).
“Indemnity Escrow Amount” means $1,400,000.
“Independent Accountants” has the meaning given such term in Section 2.4(f).
“Intellectual Property Assets” means all intellectual property (owned or licensed) by Seller in connection with the operation of the Business, including the Marks, the Patents, the Copyrights, the Trade Secrets, the Net Names, and all rights in mask works, and the goodwill associated with all of the foregoing.
“Interim Balance Sheet” is the balance sheet of Seller identified as the “Interim Balance Sheet” and attached hereto as Schedule 3.5(a).
“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” means that a Person has knowledge of a particular fact or matter contained in a representation or warranty set forth in this Agreement. An individual will be deemed to have Knowledge of a particular fact or other matter if that individual actually knows, or reasonably should have known, of that fact or other matter. Seller will be deemed to have Knowledge of a particular fact or other matter only if Tina Aldatz, Margarita Floris, Kevin McComas or Tim Remington has, or at any time had, Knowledge of that fact or other matter.
“Leased Property” has the meaning given such term in Section 3.8.
“Law” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, rule, ruling, statute or treaty (or other proclamation having the force of law).
“Letter of Intent” means the Letter of Intent dated August 6, 2010 by and between Seller and R.G. Barry Corporation, relating to the transactions contemplated hereby.
“Liens” means any and all charges, liens, mortgages, deeds of trust, encumbrances, claims, community or other marital property interests, conditions, equitable interests, options, pledges, security interests, rights-of-way, easements, encroachments, servitudes, rights of first option, rights of first refusal, rights of first offer, restrictions on transfer or similar restrictions, conditional sales contracts or other similar conflicting ownership interests.
“Litigation” means any and all actions, arbitrations, audits, Proceedings, hearings, investigations, litigation (including appeals thereof) or suits (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Marks” means all assumed and fictitious business names, trade names, registered and unregistered trademarks, service marks and applications owned by or licensed to Seller (whether United States or foreign). Marks shall include the name “Foot Petals” and all derivations thereof and the rights to use the same names alone or in combination with other words, along with all related goodwill.
“Material Adverse Effect” means any event, fact, occurrence or circumstance that (i) has or is reasonably likely to have a material and adverse effect on the financial condition, business, operations, assets, properties, or prospects of Seller or the Business, (ii) does or would prevent or materially impair the ability of Seller or the Member to carry out their obligations under this Agreement and any Ancillary Documents or (iii) would threaten or impede the consummation of the transactions contemplated by this Agreement.

“Material Consents” has the meaning given to such term in Section 7.3.
“MBM” has the meaning given such term in Section 7.5.
“Member” has the meaning given such term in the introductory paragraph of this Agreement.
“Multiemployer Plan” has the meaning given such term in Section 3(37) of ERISA.
“Net Names” means internet web site names, internet domain names, social media site names and the like used or held for use in connection with the Business.
“No Material Adverse Change” means that between the date of the Interim Balance Sheet and the Closing, the business, operations, assets, properties and prospects of Seller and the Business shall have not been, or threatened to be, materially and adversely affected in any way as a result of any event, occurrence, act or omission.
“Noncompetition Period” means the period of time commencing on the Closing Date, and expiring at 11:50 p.m. (EDT) on the fifth anniversary of the Closing Date.
“Occupational Safety and Health Law” means any Law designed to provide safe and healthy working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act.
“Order” means any order, injunction, judgment, decree, ruling, assessment or award of any Governmental Authority or arbitrator.
“Ordinary Course of Business” means an action taken by a Person only if such action:
(i) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;
(ii) does not require authorization by the board of directors or shareholders, of such Person (or by any Person or group of Persons exercising similar or delegated authority, such as managers or members of a limited liability company or general partners of a limited partnership) and does not require any other separate or special authorization of any nature; and
(iii) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Parties Accountants” has the meaning given such term in Section 2.4(f).
“Parties Accountants Resolution Period” has the meaning given such term in Section 2.4(f).
“Parties Resolution Period” has the meaning given such term in Section 2.4(e).
“Patents” means all patents, patent applications, inventions and discoveries that may or may not be patentable or patented which are owned by or licensed to Seller (whether United States or foreign).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Permit” means any consent, approval, ratification, waiver or other authorization, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.
“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.
“Position Statement” has the meaning given such term in Section 2.4(f).
“Post-Closing Delivery” has the meaning given such term in Section 2.4(a).
“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Product Liability Claims” means any and all product liability claims or other claims for injury to person or property relating to products manufactured, distributed or sold by Seller, whether based on theories of tort, contract, strict liability, express or implied warranty of otherwise.
“Purchase Price” has the meaning given such term in Section 2.3(a).
“Receivable Reserves” means the reserves for Accounts Receivable set forth on the Closing Date Balance Sheet as “uncollectible customer account reserves,” “customer allowance reserves,” “customer authorized returns reserves” and “customer chargeback claims reserves.”
“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action” means all actions required or voluntarily undertaken (i) to clean up, remove, treat or in any other way address any Hazardous Material or other substance, (ii) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment, (iii) to perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Permits.
“Remington” means Remington Products Company.
“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
“Schedule Supplement” has the meaning given such term in Section 5.5.
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning given such term in the introductory paragraph of this Agreement.
“Seller Indemnified Persons” has the meaning given such term in Section 11.2.
“Software” means all of Seller’s computer software and subsequent versions and releases thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.
“Tax” or “Taxes” shall mean all (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, or local or any foreign or other Governmental Authority (including but not limited to those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any liability under unclaimed property, escheat, or similar regulations), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of any contract (including any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar contract or arrangement, whether written or unwritten), assumption, transferee, successor or similar liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Regulations)) or otherwise.

“Tax Returns” means federal, state, local and foreign tax returns, reports, declarations, information returns, statements and other similar filings relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Territory” means the United States of America, and each state thereof.
“Third-Party Claim” means any claim against any Indemnified Person by a Person not a party to this Agreement, whether or not involving Litigation.
“Third-Party Software” has the meaning given such term in Section 3.19(h).
“Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
“Total Customer Claim Amount” means the aggregate amount of (i) the Receivable Reserves, plus (ii) $75,000.
“Trade Payables” means the trade accounts payable of Seller to the extent (and only to the extent) reflected on the Closing Date Balance Sheet as finally agreed to in accordance with Section 2.4.
“Trade Secrets” means all of Seller’s know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints.
“Treasury Regulations” means those regulations promulgated under the Code, as currently in effect, and as modified and clarified by amendment or successor regulation.
“WARN Act” means the Worker Adjustment and Retraining Notification Act.
“Working Capital Calculation” means a written statement and detailed computation of Closing Date Working Capital prepared by Buyer.
1.2 Construction
(a) The meanings of terms defined herein are equally applicable to the singular and plural of such defined terms.

(b) Except as otherwise specifically provided, the words “hereof,” “herein,” “hereto,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. Any references herein to “Section,” “subsection,” “paragraph,” “subparagraph,” “Article,” “Exhibit” or “Schedule” refer to the sections, subsections, paragraphs, subparagraphs, articles, exhibits and schedules to this Agreement, as appropriate.
(c) The headings of articles and sections to this Agreement are provided for convenience only and will not affect the construction or interpretation hereof.
(d) This Agreement and all Exhibits and Schedules hereto are a result of negotiations among the parties hereto. Accordingly, neither this Agreement nor any Exhibit or Schedule hereto shall be construed against any party because of such party’s or its counsel’s involvement in its preparation.
(e) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision.
(f) “Including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.
(g) Except as otherwise specifically set forth herein, all references to dollars or other monetary values or currency herein shall be deemed to be references to currency of the United States of America.
ARTICLE 2
The Acquisition and the Closing
2.1 Asset Purchase Transaction. On the Closing Date, but subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, transfer and assign the Acquired Assets to Buyer, free and clear of all Liens.
2.2 Liabilities Assumed and Excluded. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall assume the Assumed Liabilities. Notwithstanding the foregoing, Buyer expressly does not assume, and does not agree to and shall not assume, any Excluded Liabilities. Seller shall promptly pay, discharge and perform in full all Excluded Liabilities when and as the same become due.

2.3 Purchase Price. The consideration for the Acquired Assets will be (a) $14,000,000, minus any Buyer Adjustment Amount (the “Purchase Price”) and (b) the assumption of the Assumed Liabilities. At the Closing, the Purchase Price, prior to adjustment on account of the Adjustment Amount per Section 2.4, shall be delivered by Buyer to Seller as follows: (a) $5,650,000 by wire transfer to an account specified by Greenberg Traurig, LLP, who will receive payment on behalf of Seller, (b) $1,650,000 (which is the sum of the Closing Adjustment Escrow Amount and the Indemnity Escrow Amount) to the Escrow Agent pursuant to the Escrow Agreement and (c) $6,700,000 by wire transfer to FirstMerit in payment of the FirstMerit Loan. Buyer shall also deliver the Assignment and Assumption Agreement. The Adjustment Amount shall be paid in accordance with Section 2.4.
2.4 Post-Closing Adjustment.
(a) As promptly as reasonably practicable after the Closing Date and, in any event not later than 90 days after the Closing Date, Buyer shall prepare and deliver to Seller (i) the Closing Date Balance Sheet, (ii) the Working Capital Calculation, and (iii) the Adjustment Amount Calculation (such delivery, the “Post-Closing Delivery”).
(b) Seller shall have 30 days from the date Buyer makes the Post-Closing Delivery (such period, the “Dispute Period”) to notify Buyer, in writing, as to whether Seller agrees or disagrees with Buyer’s (i) preparation of the Closing Date Balance Sheet, (ii) Working Capital Calculation, and/or (iii) Adjustment Amount Calculation (such written notice, if any, the “Dispute Notice”). During the Dispute Period, Buyer shall timely provide copies of its working papers upon the request of Seller and its Representatives, and, where applicable, Buyer shall make commercially reasonable efforts to cause its accountants to provide copies of its working papers upon the request of Seller and its Representatives, in each case relating to the matters set forth in the Post-Closing Delivery.
(c) Seller may only object to Buyer’s (i) preparation of the Closing Date Balance Sheet, (ii) Working Capital Calculation and/or (iii) Adjustment Amount Calculation, by delivering a Dispute Notice to Buyer during the Dispute Period.
(d) If Seller fails to deliver a Dispute Notice to Buyer during the Dispute Period, (i) the Closing Date Balance Sheet as prepared by Buyer shall be deemed to have been correctly prepared, (ii) the Working Capital Calculation and Adjustment Amount Calculation prepared by Buyer shall each be deemed to be correct and complete, and (iii) the Closing Date Working Capital Calculation and the Adjustment Amount as so determined by Buyer shall be deemed final and correct and shall each be binding upon each of the parties hereto.
(e) If Seller delivers a Dispute Notice to Buyer during the Dispute Period, Seller and Buyer shall, for a period of 45 days from the date the Dispute Notice is received by Buyer (such period, the “Parties Resolution Period”), use their respective Best Efforts to resolve the items in dispute. Any items so resolved by the parties shall be deemed to be final and correct as so resolved and shall be binding upon each of the parties hereto.

(f) If Seller and Buyer are unable to resolve all of the items in dispute during the Parties Resolution Period, then either Buyer or Seller may give the other party written notice that such party intends to refer the items remaining in dispute to the parties’ respective independent accounting firms for resolution. Buyer and Seller shall each, within ten days after delivery of such notice and at their own expense, appoint (and notify the other of such appointment) an accounting firm of their choice (collectively, the “Parties Accountants”) and notify the other party of that choice. The Parties Accountants shall, for a period of 45 days from the date of the last notice of the choice of the Parties Accountants (such period, the “Parties Accountants Resolution Period”), attempt to reach mutual agreement on the items in dispute. In the event the Parties Accountants reach mutual agreement on the items in dispute within the Parties Accountants Resolution Period, such items so resolved by the Parties Accountants shall be final and binding upon the parties hereto and shall not be subject to judicial review or other Proceeding.
(g) If the Parties Accountants are unable to resolve all of the items in dispute during the Parties Accountants Resolution Period, then the Parties Accountants shall, within 15 days after the end of the Parties Accountants Resolution Period, jointly appoint a disinterested, nationally or regionally-recognized accounting firm to serve as the independent accounting firm to resolve such disputed items (the “Independent Accountants”). The Independent Accountants selected by the Parties Accountants shall be final and binding. Upon the selection of the Independent Accountants, Buyer or Seller shall refer the items remaining in dispute to the Independent Accountants, which referral shall be made in writing, copies of which shall concurrently be delivered to the parties hereto. The referring party shall furnish the Independent Accountants, at the time of such referral, with the Post-Closing Delivery and the Dispute Notice. The parties shall also furnish the Independent Accountants with such other information and documents as the Independent Accountants may reasonably request in order for them to resolve the items in dispute. Buyer and Seller shall also, within ten days of the date the items in dispute are referred to the Independent Accountants, provide the Independent Accountants with a written notice (a “Position Statement”) describing in reasonable detail their respective positions on the items in dispute (copies of which will concurrently be delivered to the other parties hereto). If any party fails to timely deliver its Position Statement to the Independent Accountants, the Independent Accountants shall resolve the items in dispute solely upon the basis of the information otherwise provided to them. The Independent Accountants shall resolve all disputed items in a written determination to be delivered to each of the parties hereto within 45 days after such matter is referred to them; provided, however, that any delay in delivering such determination shall not invalidate such determination or deprive the Independent Accountants of jurisdiction to resolve the items in dispute. The decision of the Independent Accountants as to the items in dispute shall be final and binding upon the parties hereto and shall not be subject to judicial review or other Proceeding. The fees and expenses of the Independent Accountants incurred in the resolution of any items in dispute shall be determined by the Independent Accountants and set forth in their report and shall be allocated and paid by Buyer and Seller, in inverse proportion to the extent they prevailed on the items in dispute.

(g) Within five days after the final determination of the Adjustment Amount (whether through failure of Seller to timely deliver a Dispute Notice, agreement of the parties, a determination of the Parties Accountants, or determination of the Independent Accountants), the Purchase Price will be adjusted as follows:
(i) if the Adjustment Amount results in a Buyer Adjustment Amount, Buyer, Seller and the Member shall deliver a joint written authorization to the Escrow Agent within two Business Days from the date on which the Adjustment Amount is finally determined, instructing the Escrow Agent to (A) pay to Buyer an amount equal to the Buyer Adjustment Amount (together with any interest earned on such amount), first, out of the Closing Adjustment Escrow Amount, and second, out of the Indemnity Escrow Amount to the extent (and only to the extent) the Closing Adjustment Escrow Amount is insufficient to cover the entire Buyer Adjustment Amount, and (B) after payment of the Buyer Adjust Amount to Buyer pursuant to the foregoing clause (A), pay the remaining portion of the Closing Adjustment Escrow Amount, if any, to Seller.
(ii) if the Adjustment Amount is a positive number, Buyer, Seller and the Member shall deliver a joint written authorization to the Escrow Agent within two Business Days from the date on which the Adjustment Amount is finally determined, instructing the Escrow Agent to pay to Seller the entire Closing Adjustment Escrow Amount. In no event shall Buyer be required to pay to the Seller any positive Adjustment Amount.
2.5 Allocation of Purchase Price. The Purchase Price, as adjusted, shall be allocated among the Acquired Assets. Buyer shall retain, and pay the expenses of, a valuation firm to perform within 60 days following the Closing an allocation of the Purchase Price among the Acquired Assets (the “Allocation”), and such Allocation shall be used by all of the parties hereto, subject to the consent of Seller and Member to the Allocation (which consent shall not be unreasonably withheld). If the parties cannot agree upon the Allocation, the dispute resolution provisions set forth in Section 2.4 shall apply. In the event the Neither Seller nor Buyer nor the Member shall take a position on any tax return (including, without limitation, IRS Form 8594, and any amendments thereto), before any Governmental Authority charged with the collection of any Tax, or in any Proceeding that is inconsistent with the Allocation (taking into account any subsequent amendments required by law) without the prior written consent of the other parties hereto. Seller, Buyer and Member shall make their respective IRS Forms 8594 (and any amendments thereto) filed or to be filed with the IRS available for inspection by the other party for the purpose of verifying compliance with this Section 2.5 and the Allocation.

2.6 Closing. The Closing will take place at the offices of Buyer’s legal counsel, Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio, commencing at 10:00 a.m. (local time) on January 25, 2010, unless Buyer and Seller otherwise agree. To the extent reasonably practicable, the parties shall use their Best Efforts to effect the Closing through electronic means of communication. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement and at the place determined pursuant to this Section 2.6 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Article 9.
2.7 Closing Deliveries. In addition to any other documents to be delivered under the provisions of this Agreement, at the Closing:
(a) Seller shall (and the Member shall cause Seller to) deliver the following to Buyer, all of which shall be in form and substance reasonably satisfactory to Buyer and its counsel:
(i) One or more bills of sale for all of the Acquired Assets that are items of tangible personal property, substantially in the form attached hereto as Exhibit 2.7(a)(i), duly executed by Seller;
(ii) An assignment of all of the Acquired Assets that are items of intangible property (other than the Intellectual Property Assets), including the Assumed Contracts, substantially in the form attached hereto as Exhibit 2.7(a)(ii), duly executed by Seller (the “Assignment and Assumption Agreement”);
(iii) Assignments by each of Seller and the Member of all Intellectual Property Assets, in proper form for recordation against all registered Intellectual Property Assets with the United States Patent and Trademark Office, or other appropriate office, duly executed by Seller;
(iv) Such other deeds, bills of sale, assignments, certificates of title, documents, and other instruments of transfer and conveyance as may reasonably be requested by Buyer;
(v) Copies of Seller’s articles of organization and operating agreement, each as amended to date, and certified as to accuracy by an officer of Seller;

(vi) A Certificate of Good Standing for Seller from the California Secretary of State and from each jurisdiction in which it is qualified to do business, each dated no more than ten days prior to the Closing Date;
(vii) A certificate of a duly authorized officer of Seller, to be dated as of the Closing Date, certifying (A) the resolutions duly adopted by the management committee and members of Seller, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (B) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing, and (C) to the incumbency and signatures of the officers of Seller executing this Agreement and any other document executed on behalf of Seller in connection with this Agreement and the transactions contemplated hereby;
(viii) Certificates executed by (A) Seller and the Member as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 7.1 and as to their compliance with and their performance of the covenants and obligations to be performed or complied with by them at or before the Closing in accordance with Section 7.2 and (B) Margarita Floris, Kevin McComas and Tim Remington to their Knowledge as to the accuracy of Seller’s representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 7.1 and as to Seller’s compliance with and its performance of the covenants and obligations to be performed or complied with by Seller at or before the Closing in accordance with Section 7.2;
(ix) An escrow agreement in the form of Exhibit 2.7(a)(ix), executed by Seller, the Member and the Escrow Agent (the “Escrow Agreement”);
(x) A Manufacturing Agreement in the form attached hereto as Exhibit 2.7(a)(x) executed by Remington (the “Manufacturing Agreement”); and
(xi) An affidavit of each of the Member and Seller pursuant to Section 1445(b)(2) of the Code stating, under penalties of perjury, the Member’s and Seller’s United States taxpayer identification number and that the Member and Seller are not foreign persons, which affidavits comply with the requirements of Treasury Regulation Section 1.1445-2(b)(2).
(xii) An opinion of Greenberg Traurig, LLP, dated as of the Closing Date, in the form of Exhibit 2.7(a)(xii);

(xiii) Releases of all Liens on the Acquired Assets, including, without limitation, a release from FirstMerit;
(xiv) A signed release from Remington regarding interests in the Seller’s Intellectual Property Assets;
(xv) A Termination Agreement between Seller and Oval Products, LLC terminating the License Agreement dated December 1, 2009;
(xvi) Agreements of all current employees that assign to Seller all rights to any Patents, Copyrights and Trade Secrets relating to the Business;
(xvii) Evidence of the termination by Seller of the employment of the Hired Active Employees, effective as of the Closing;
(xviii) Tax certificates requested by Buyer, including as required pursuant to (A) Section 54:50-38 of Title 54 of the New Jersey taxation statute, (B) under Ohio Revised Code Sections 5739.14, 5747.07, and 5751.10 and Cal. Rev. & Tax Cd. Sections 6811 and 18669;
(xix) Assignments of the Assigned Leases, duly executed by Seller;
(xx) A payoff letter from FirstMerit regarding the payment of the FirstMerit Loan.
(xxi) Such other documents as Buyer or its counsel may reasonably require.
(b) Buyer shall deliver the following to Seller, all of which shall be in form and substance reasonably satisfactory to Seller and its counsel:
(i) $5,650,000 by wire transfer to an account specified by Greenberg Traurig, LLP, who will receive payment on behalf of Seller;
(ii) The Escrow Agreement, executed by Buyer, together with the delivery of $1,650,000 (which is the sum of the Closing Adjustment Escrow Amount and the Indemnity Escrow Amount) to the Escrow Agent thereunder, by wire transfer to an account specified by the Escrow Agent;
(iii) $6,700,000 by wire transfer to FirstMerit in payment for the FirstMerit Loan;

(iv) The Assignment and Assumption Agreement, duly executed by Buyer;
(v) A Certificate of Good Standing for Buyer from the Ohio Secretary of State dated no more than ten days prior to the Closing Date;
(vi) A certificate of the Secretary or Assistant Secretary of Buyer, to be dated as of the Closing Date, certifying (A) the resolutions duly adopted by the board of directors of Buyer authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (B) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing, and (C) to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document executed on behalf of Buyer in connection with the transactions contemplated hereby;
(vii) A certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;
(viii) Assignments of each of the Assigned Leases, duly executed by Buyer; and
(viii) The Manufacturing Agreement executed by Buyer.
(c) Buyer and the Member shall execute and deliver to the other a Key Executive Agreement in the form attached hereto as Exhibit 2.7(c).
(d) Buyer and Margarita Floris shall execute and deliver to the other a Key Executive Agreement in the form attached hereto as Exhibit 2.7(d).
(e) Within 30 days following the Closing Date, Seller shall deliver or cause to be delivered to Buyer all books, records, ledgers, files, documents, correspondence, lists (including customer lists), drawings and specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials of Seller relating to the Business that are not delivered to Buyer at Closing.

ARTICLE 3
Representations and Warranties of Seller and the Member
Except as otherwise disclosed in on Schedule 3 (the “Schedules”) attached to this Agreement (the parts of which are numbered to correspond to the individual Section numbers of this Article 3), Seller and the Member, jointly and severally, represent and warrant the following to Buyer:
3.1 Organization and Good Standing; Capitalization.
(a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California.
(b) Schedule 3.1(b) hereto contains a true, accurate and complete list of each jurisdiction in which Seller is qualified to conduct business.
(c) The Member is the only member of Seller. Except as set forth on Schedule 3.1(c), the entire membership interest of Seller is owned, beneficially and of record, by the Member and is owned free and clear of any and all Liens. Other than as described on Schedule 3.1(c), there are no issued and/or outstanding equity securities of Seller, or securities convertible into or exchangeable or exercisable for equity securities or interests of Seller, and there are no outstanding options, warrants, rights, contracts, commitments, understandings or arrangements by which Seller, the Member or any other Person is bound to issue, repurchase or otherwise acquire or retire any equity securities or interests of Seller. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of any equity securities or interests of Seller. Seller does not own, or have any right, option or obligation to acquire, any equity securities or interests of any other Person.
3.2 Authorization. Each of Seller and the Member has full power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party and to perform its respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and each Ancillary Document to which Seller is a party and consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Seller.
3.3 Validity; Binding Effect. This Agreement has been duly and validly executed and delivered by Seller and the Member. This Agreement constitutes (and each Ancillary Document to which Seller or the Member is a party, when executed and delivered will constitute) a valid and legally binding obligation of Seller and the Member, enforceable against Seller and the Member in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws affecting the enforcement of creditors’ rights and remedies generally or by general equitable principles.

3.4 Noncontravention. The execution, delivery and performance of this Agreement by Seller and the Member, and each Ancillary Document to which the Seller or the Member is a party, the consummation of the transactions contemplated hereby and thereby and the compliance with or fulfillment of the terms and provisions hereof and thereof or of any other agreement or instrument contemplated hereby or thereby, do not and shall not (a) contravene, conflict with or result in a breach or violation of (i) any of the provisions of the articles of organization or operating agreement of Seller, or (ii) any resolution adopted by the management committee or member(s) of Seller, (b) contravene, conflict with, or result in a breach or violation of, or give any Governmental Authority or other Person the right to challenge this Agreement, any Ancillary Document, or the transactions contemplated hereby or thereby, or to exercise any remedy or obtain any relief under, any Law or Order which affects or binds Seller or the Member or any of their respective assets or properties, (c) contravene, conflict with, or result in a material breach or violation of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by Seller or that otherwise relates to the Business, (d) result in the imposition or creation of any Lien upon or with respect to any of the assets owned or used by Seller, or (e) require Seller or the Member to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any Governmental Authority which has not been obtained in writing prior to the date of this Agreement.
3.5 Financial Statements; Accounts Receivable; Inventory
(a) Financial Statements of Seller.
(i) Attached hereto as Schedule 3.5(a) are true, accurate and complete copies of the following: (A) the balance sheet for Seller as of January 14, 2011 and the related statements of income and cash flows for the fiscal year then ended, and (B) a balance sheet of Seller as of November, 2010 (“Interim Balance Sheet”) and the related statements of income and cash flows for the 11 months then ended (items (A) and (B), collectively, the “Financial Statements”).
(ii) The Financial Statements (A) fairly present, in all material respects, the operating results and the financial condition of Seller on the dates and for the periods indicated, (B) are correct and complete in all material respects, (C) are consistent, in all material respects, with the books and records of Seller (which books and records are correct and complete in all material respects), and (D) were prepared in accordance with GAAP. No financial statements of any Person other than Seller are required by GAAP to be included in the Financial Statements. Seller has no liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise), except for liabilities or obligations reflected or reserved against in the Interim Balance Sheet, and liabilities incurred in the Ordinary Course of Business since the date thereof in amounts consistent with past practice.

(b) No Changes. Except as disclosed in Schedule 3.5(b), since the date of the Interim Balance Sheet, (i) there has been No Material Adverse Change and no event has occurred or circumstance exists that may result in such a change or in a Material Adverse Effect, (ii) Seller has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business, (iii) Seller has not entered into any agreement, contract, lease or licenses (or series of related agreements, contracts, leases and licenses) outside the Ordinary Course of Business, (iv) no party has accelerated, terminated, modified or cancelled any agreement, contract, lease or license to which Seller is a party or by which Seller is bound, or to Seller’s Knowledge has threatened, or is entitled under the terms of the applicable agreement, contract, Lease or license, to do any of the foregoing, (v) Seller has not imposed or had a Lien imposed upon any of its assets, (vi) Seller has not made any capital expenditure outside of the Ordinary Course of Business, (vii) Seller has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions), (viii) Seller has not delayed or postponed the payment of accounts payable or other liabilities outside the Ordinary Course of Business, (ix) Seller has not experienced any material damage, destruction or loss (whether or not covered by insurance) to any of its property, and (x) Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement.
(c) Accounts Receivable. The Accounts Receivable of Seller as of the Closing Date will represent valid and collectible obligations (other than to the extent of the Receivable Reserves) arising from sales actually made or services actually performed in the Ordinary Course of Business. There will be no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business and other than to the extent of the reserves therefore set forth in the Financial Statements or Closing Date Balance Sheet, under any agreement with any obligor of any such Account Receivable relating to the amount or validity of such Account Receivable. Schedule 3.5(c) sets forth a true, accurate and complete list of all Accounts Receivable as of the date set forth in Schedule 3.5(c) (which date shall be no earlier than two Business Days prior to the Closing Date) and all Accounts Receivable obtained after such date through the Closing shall have been obtained in the Ordinary Course of Business of Seller.
(d) Finished Goods Inventory. All items included in the Finished Goods Inventory as reflected on the Interim Balance Sheet consisted, on the date of such Interim Balance Sheet, of a quality and quantity usable and saleable in the Ordinary Course of Business of Seller (other than to the extent of the reserves therefore set forth in the Financial Statements or Closing Date Balance Sheet and except for obsolete items and items of below-standard quality), all of which had been written off or written down to net realizable value on the Interim Balance Sheet or on the accounting records of Seller as of the Closing Date, as the case may be. All items of Finished Goods Inventory have been valued at the lower of cost or net realizable value on a first in, first out basis. Finished Goods Inventory items now on hand that were purchased after the date of the Interim Balance Sheet were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item are not excessive but are reasonable in the present circumstances of Seller.

3.6 Books and Records. The books, records and accounts of Seller (excluding for purposes of this Section 3.6 all Financial Statements and other books and records which are the subject of representations and warranties contained elsewhere in this Agreement), to Seller’s Knowledge, accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller. The books and records of Seller have been maintained in accordance with sound business practices, including maintenance of an adequate system of internal controls.
3.7 Assets.
(a) Seller owns, licenses or leases all of the Acquired Assets and all such assets (i) are reflected in the Interim Balance Sheet (except for assets held under capitalized leases disclosed in Schedule 3.7(a) and personal property sold since the date of the Interim Balance Sheet in the Ordinary Course of Business), or (ii) have been purchased or otherwise acquired by Seller since the date of the Interim Balance Sheet in the Ordinary Course of Business.
(b) Except as set forth in Schedule 3.7(b), Seller owns and has good and marketable title to all of the Acquired Assets free and clear of any and all Liens.
(c) Other than the Acquired Assets, the Excluded Assets, the Leased Property, Seller does not own, lease or license any assets used, or held for use, in or in connection with the Business. Other than assets that are leased or licensed and the Excluded Assets, Seller does not use or hold for use in connection with the Business any assets owned by any other Person. Other than the Excluded Assets and as set forth on Schedule 3.7(c), the Acquired Assets and the Leased Property (i) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller, (ii) include all of the operating assets of Seller, and (iii) constitute all of the assets necessary to continue the operations of the Business after the Closing as it has been conducted prior to the date of this Agreement.
(d) Schedule 3.7(d) lists the location of all inventory, equipment, leasehold improvements and other tangible assets of Seller.
3.8 Real Property. Seller does not own and has never owned any real property. Schedule 3.8 describes all real property in which Seller has a leasehold interest (the “Leased Property”) and an accurate description (including location, name of lessor, date of Lease, expiration date and renewal rights) of all such leases. Except as set forth in Schedule 3.8, the only real property used by Seller in connection with the Business is the Leased Property.

3.9 Taxes.
(a) Except as otherwise set forth in Schedule 3.9(a), each of Seller and the Member has timely filed, or caused to be timely filed, all Tax returns, and all reports with respect to Taxes, required to have been filed by or with respect to Seller, the Member, the Acquired Assets or the Business prior to the date hereof. All such Tax Returns were true, accurate, correct and complete in all material respects. Except as otherwise set forth in Schedule 3.9(a), neither Seller nor the Member is the beneficiary of any extension of time within which to file any Tax Return relating to Seller, the Member, the Acquired Assets or the Business.
(b) Each of Seller and the Member, has paid or caused to be paid all Taxes required to have been paid by or with respect to Seller, the Member, the Acquired Assets and the Business prior to the date hereof (whether or not shown on any Tax Return). Each of Seller and the Member has timely withheld, deducted, collected and paid all Taxes required to have been withheld, deducted, collected and paid by Seller and the Member in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third-party by or with respect to Seller and the Member, and Seller and the Member have complied with all information reporting and backup withholding requirements under applicable law.
(c) To the extent that they could impact the Business or the Acquired Assets, neither Seller nor the Member has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as otherwise set forth in Schedule 3.9(c), no claim has ever been made by a Governmental Authority in a jurisdiction where Tax Returns by or with respect to Seller, the Acquired Assets and the Business have not been filed that Seller or the Member is or may be subject to taxation by such jurisdiction. There are no Liens for Taxes upon any of the Acquired Assets, other than Liens for current Taxes not yet due and payable. None of Seller, the Member or any of Seller’s officers, management committee or employees responsible for Tax matters expects any Governmental Authority to assess any additional Taxes against or with respect to Seller for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Seller or the Member, or with respect to Seller, the Acquired Assets or the Business either (i) claimed or raised by any Governmental Authority, or (ii) as to which Seller or its officers or management committee, or employees responsible for Tax matters or the Member, has Knowledge. There have been no audits or examinations, and there are no audits or examinations pending or, to Seller’s or the Member’s Knowledge, threatened or proposed, against the Seller or the Member with respect to the Business or any of the Acquired Assets. The Seller has established reserves (which may be zero) in accordance with GAAP that are adequate for the payment of all Taxes of Seller or with respect to Seller, the Acquired Assets or the Business that are not yet due and payable.

(d) There is no Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by or with respect to Seller or the Member.
(e) Schedule 3.9(e) lists all the states and localities with respect to which Seller has filed any income or franchise tax returns and sets forth whether Seller is treated as the equivalent of a limited liability company by or with respect to each such state or locality. Each of the Member and Seller has properly filed Tax Returns with and paid and discharged all liabilities for Taxes.
(f) Seller qualifies, and has since the date of its formation qualified, as a partnership for federal, state and local income tax purposes, and therefore has no liability for federal, state or local income Taxes. No Governmental Authority has taken any position inconsistent with the treatment of Seller as a partnership for federal, state or local income tax purposes. None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code. Seller has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments, that will not be fully deductible under Section 280G of the Code. Seller has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting of Seller for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.
3.10 Employee Benefits.
(a) Schedule 3.10(a) lists all Employee Benefit Plans, all “specified fringe benefit plans” as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, retirement or supplemental retirement, sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, employment, consulting, severance, change-in-control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) are sponsored, maintained or contributed to by Seller or any of its ERISA Affiliates or have been maintained or contributed to in the last six years by Seller or any of its ERISA Affiliates or with respect to which Seller or any of its ERISA Affiliates has or may have any liability or obligation, and (ii) provides benefits, or describes policies or procedures applicable to any current or former manager, director, officer or employee of Seller or any of its ERISA Affiliates, or the dependents of any of them, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively, the “Employee Plans”). Schedule 3.10(a) identifies as such any Employee Plan that is (x) a Defined Benefit Plan, (y) a plan intended to meet the requirements of Section 401(a) of the Code, or (z) a Multiemployer Plan.
(b) Except as set forth in Schedule 3.10(b), neither Seller nor any of its ERISA Affiliates ever has and does not now (i) sponsor, maintain or contribute to any plan, program, fund or arrangement which constitutes an Employee Plan, or (ii) have any obligation to contribute to or accrue or pay benefits under any deferred compensation or retirement funding arrangement on behalf of any current or former employee or employees such as, for example, and without limitation, any individual retirement account or annuity, any Excess Benefit Plan or any non-qualified deferred compensation arrangement.
(c) Except as set forth in Schedule 3.10(c), Seller has no, and has never had any, ERISA Affiliates.
(d) Full payment has been made by Seller and its ERISA Affiliates of all amounts that are required under the terms of each Employee Plan to be paid as contributions, premiums or benefits with respect to all periods prior to and including the Closing Date, whether the contributions, premiums or benefits are due before or after the date of this Agreement and no accumulated funding deficiency or liquidity shortfall ( as defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any Plan, whether or not waived.
(e) Except as set forth in Schedule 3.10(e), no Employee Plan subject to Title IV of ERISA has been completely or partially terminated, nor has any event occurred, nor does any circumstance exist that could result in the complete or partial termination of such Employee Plan. The PBGC has not instituted or threatened, in writing, a proceeding to terminate any plan or to appoint a trustee to administer any of the Employee Plans pursuant to Subtitle C of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Employee Plans by the PBGC. None of the Employee Plans has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required, without regard to regulatory monetary thresholds, to be filed with the PBGC.

(f) Seller has never and does not now (i) sponsor, maintain or contribute to any Defined Benefit Plan or Multiemployer Plan, (ii) have any obligation to contribute to or accrue or pay benefits under any Defined Benefit Plan or Multiemployer Plan or (iii) sponsor or maintain any health insurance program for retired employees, officers or managers.
(g) To the Knowledge of Seller, Seller and all of its ERISA Affiliates have, at all times, complied, and currently comply, in all material respects, with the applicable continuation requirements for its Employee Welfare Benefit Plans, including (i) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, and (ii) any applicable state statutes mandating health insurance continuation coverage for employees, which provisions are hereinafter referred to collectively as “COBRA”.
(h) The form and documents of all Employee Plans are in material compliance with the terms of ERISA, the Code, and any other applicable Laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and, to Seller’s Knowledge, such Plans have been operated in compliance with such Laws and the written Employee Plan documents. To the Knowledge of Seller, neither Seller, nor any of its ERISA Affiliates, nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including IRS Form 5500 Annual Reports, Summary Annual Reports, Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Authority and distributed as required to participants and beneficiaries, and all notices required by ERISA or the Code or any other Law with respect to the Employee Plans have been appropriately given.
(i) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has filed a determination letter request with the IRS requesting a favorable opinion or advisory letter from the IRS for the plan and all amendments, including amendments required by EGTRRA, as part of that process, Seller shall take all actions and adopt any appropriate amendments as requested by the IRS in order to receive such an opinion or advisory letter with the appropriate remedial amendment period, and Seller has no Knowledge of any circumstances that will or could reasonably be expected to result in revocation of any such favorable letter. As part of the same determination letter request, Seller has requested from the IRS a favorable opinion or advisory letter from the IRS indicating that each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code. As part of that same process, Seller shall take all actions and adopt any appropriate amendments as requested by the IRS in order to receive such an opinion or advisory letter with the appropriate remedial amendment period, and Seller has no Knowledge of any circumstance that will or could reasonably be expected to result in a revocation of such exemption. Each Employee Welfare Benefit Plan of Seller that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has received notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code. To the Knowledge of Seller, with respect to each Employee Plan, no event has occurred or condition exists that will or could reasonably be expected to give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.
(j) There is no pending, or to the Knowledge of Seller threatened, Litigation relating to any Employee Plan, nor is there any reasonable basis for any such Litigation. To the Knowledge of Seller, neither Seller nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to subject Seller or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA.
(k) Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise.
(l) Except as required by Law and as set forth in Schedule 3.10(l), the consummation of the transactions contemplated hereby will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation or benefits due to any current or former manager, director, employee or officer of Seller. To the Knowledge of Seller, there are no contracts or arrangements providing for payments that could subject any Person to liability for Tax under Section 4999 of the Code.
(m) Except for the continuation of coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.
(n) Except as listed in Schedule 3.10(n), to the Knowledge of Seller, the transactions contemplated hereby will not result in an amendment, modification, vesting or termination of any of the Employee Plans.

(o) No event, action, default, error, omission or violation has occurred as of the Closing Date with respect to any Employee Plan for which Buyer could be liable as a result of the consummation of the transactions contemplated by this Agreement. No Employee Plan has terms requiring that it be assumed by Buyer.
3.11 Compliance with Law. Except as disclosed in Schedule 3.11, Seller is, and at all times has been, in material compliance with all material Laws that are or were applicable to it or to the conduct or operation of the Business or the ownership or use of any of the assets owned by Seller or used or held for use in connection with the Business. Except as disclosed in Schedule 3.11, neither Seller nor the Member has received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding, any actual, alleged, possible or potential violation by Seller of, or failure of Seller to comply with, any Law.
3.12 Permits. Schedule 3.12 contains a complete and accurate list of each Permit that is held by Seller (or the Member, and any officer, manager or employee of Seller) relating to the Business. Each Permit listed in Schedule 3.12 is valid and in full force and effect. Except as set forth in Schedule 3.12:
(a) Seller (and any other Person holding such a Permit) is, and at all times has been, in material compliance with all of the terms and requirements of each Permit identified in Schedule 3.12;
(b) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any material Permit, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any amendment, restriction or modification to, any material Permit;
(c) neither Seller nor the Member has Knowledge of nor has received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit, or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or any amendment, restriction or modification to, any Permit; and
(d) except as set forth in Schedule 3.12, consummation of the transactions contemplated hereby (i) does not require the consent or approval of any Person that has issued a material Permit, (ii) will not result in (A) a breach of or default under any such material Permit, or (B) any revocation, withdrawal, suspension, cancellation or termination of, or amendment, restriction or modification to, any such material Permit, and (iii) will not otherwise cause any such material Permit to cease to be legal, valid, binding and in full force and effect on identical terms following the Closing and the consummation of the transactions contemplated hereby.

The Permits held by Seller and listed on Schedule 3.12 collectively constitute all of the Permits necessary to permit Seller to lawfully conduct and operate the Business in the manner in which it currently conducts and operates the Business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.
3.13 Litigation.
(a) Except as set forth in Schedule 3.13(a), there is no pending, or to Seller’s Knowledge threatened, Litigation:
(i) by or against Seller, any director, officer, or employee of Seller, or the Member or any former member of Seller with respect to the Business, or that otherwise relates to or may affect the Business or any of the assets owned or used by Seller; or
(ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement.
To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Litigation.
(b) Except as set forth in Schedule 3.13(b), there is no Order to which Seller, the Member or any director, officer or employee of Seller is subject relating to the Business.
3.14 Contracts.
(a) Schedule 3.14(a) lists all contracts, agreements, arrangements and understandings (whether oral or written) that are currently in effect and to which Seller is a party or by which it is bound or that otherwise relate to the Business (collectively, the “Contracts”):
(i) involving performance of services or delivery of goods or materials by Seller of an amount or value in excess of $10,000;
(ii) involving performance of services or delivery of goods or materials to Seller of an amount or value in excess of $10,000;
(iii) not entered into in the Ordinary Course of Business;

(iv) affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $5,000 and with a term of less than one year);
(v) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;
(vi) containing covenants that in any way purport to restrict Seller’s or the Member’s business activities or limit the freedom of Seller or the Member to engage in any line of business or to compete with any Person;
(vii) providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;
(viii) granting a power of attorney of Seller that is currently effective and outstanding;
(ix) with, or for the benefit of, any Governmental Authority;
(x) for capital expenditures in excess of $5,000;
(xi) not denominated in U.S. dollars or with any Person not a resident of or domiciled in the United States of America;
(xii) relating to the abatement of any Taxes;
(xiii) relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs under which Seller is the licensee;
(xiv) outstanding, unfulfilled customer purchase orders for Seller’s products to be delivered and paid for after the Closing Date; and
(xv) amending, supplementing or modifying (whether oral or written) in any respect any of the foregoing.

(b) Except as set forth in Schedule 3.14(b), with respect to each Assumed Contract, (i) the agreement is legal, valid, binding, enforceable and in full force and effect, (ii) Seller is, and at all times has been, in material compliance with all applicable terms and requirements of such Contract, (iii) to the Knowledge of Seller, the counter-party to such Contract is, and at all times has been, in material compliance with all applicable terms and requirements of such Contract, (iv) Seller is not in breach or default thereof, and no event has occurred which with notice or lapse of time, would constitute a breach or default thereof, or permit termination, modification, or acceleration thereunder, and (v) to the Knowledge of Seller, no party other than Seller has (or upon written notice or lapse of time will have) breached, repudiated or defaulted on any material provision of such Contract.
(c) Except as set forth in Schedule 3.14(a), to the Knowledge of Seller, no counter-party to any Contract (i) is currently renegotiating, attempting to renegotiate or has plans to renegotiate any material amounts paid or payable to Seller under any Contract or (ii) intends to terminate or not renew any Contract.
3.15 Insurance. Schedule 3.15 (a) lists all policies of insurance to which Seller is a party or under which Seller is covered, and (b) describes (i) any self-insurance arrangement by or affecting Seller, and (ii) all obligations of Seller to provide insurance coverage to other Persons (for example, under leases or service agreements) and identifies the policy under which such coverage is provided. To Seller’s Knowledge, all policies of insurance listed in Schedule 3.15 are valid and outstanding, are issued by an insurer that is financially sound and reputable, taken together provide adequate insurance coverage for Seller’s assets and properties and the operations of the Business, and are sufficient for compliance in all material respects with the Contracts. Since January 1, 2009, no insurer has refused indemnification or coverage for any claim by Seller under any insurance policy.
3.16 Environmental Matters.
(a) Except as disclosed in Schedule 3.16, to the Knowledge of Seller, Seller is, and at all times has been, in material compliance with all Environmental Laws. Neither Seller nor the Member has any basis to expect, nor have they received, any Order, notice or other communication from (i) any Governmental Authority or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facility, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities or Remedial Action with respect to any Facility, or with respect to any Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, processed or disposed of by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.
(b) There are no pending or, to the Knowledge of Seller, threatened claims, Liens, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility in which Seller has or had an interest.

(c) Seller has no Knowledge of, or any basis to expect, nor has it received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to (i) any Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or (ii) of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities or Remedial Action (A) with respect to any Facility in which Seller has or had an interest, or (B) with respect to any Facility to which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received by Seller.
(d) To the Knowledge of Seller, there are no Hazardous Materials present on or in the Environment at any Facility other than in material compliance with all applicable Environmental Laws, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility, or incorporated into any structure therein or thereon, except in material compliance with Environmental Law. Seller has not permitted or conducted, and is not is aware of, any Hazardous Activity conducted with respect to the Facilities located in New Jersey and California in which Seller has or had an interest except in material compliance with all applicable Environmental Laws.
(e) To the Knowledge of Seller, there has been no Release or Threat of Release of any Hazardous Materials at or from any Facility, or from any other property or asset (whether real, personal or mixed) in which Seller has or had an interest.
3.17 Employment Matters.
(a) Schedule 3.17(a) contains a complete and accurate list of the following information for each employee, officer, and manager of Seller, including each employee on leave of absence or layoff status: name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2009; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or manager (or similar) benefit plan.
(b) Schedule 3.17(b) contains a complete and accurate list of the following information for each retired employee or manager (or individual having similar authority) of Seller, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; pension benefits; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.

(c) Except as set forth in Schedule 3.17(c), no employee or manager (or individual with similar responsibilities) of Seller is a party to, or bound by, any employment, severance, change in control, bonus or similar agreement or arrangement with Seller.
(d) To the Knowledge of Seller, no officer, manager, agent, employee, consultant, or contractor of Seller (i) is bound by any contract or agreement with any third-party or any Order that purports to limit the ability of such officer, manager, agent, employee, consultant, or contractor (A) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business, or (B) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery belonging to Seller with respect to the Business, or (ii) has been charged with, or convicted or plead nolo contendere to, a felony or other crime that could reasonably be expected to adversely affect the ability of the Business to maintain, or Buyer to obtain, any necessary Permits to operate the Business.
3.18 Labor Disputes; Compliance.
(a) To the Knowledge of Seller, Seller has complied in all material respects with all Laws relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, and collective bargaining, the payment of social security and similar Taxes, unemployment compensation, workers compensation and occupational safety and health. The Seller has not received notice of any violation for failure to pay any Taxes, fines, penalties, or other amounts, however designated, or for failure to comply with any of the foregoing Laws.
(b) Except as set forth in Schedule 3.18(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since December 31, 2009, there has not been, there is not presently pending or existing, and to the Knowledge of Seller there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to the Knowledge of Seller, no event has occurred or circumstance exists that could reasonably be expected to provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to the Knowledge of Seller, threatened against or affecting Seller any Litigation relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board, the Equal Employment Opportunities Commission, Occupational Safety and Health Administration, the Department of Labor, or any comparable Governmental Authority, and there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending with respect to Seller; (vi) no grievance or arbitration proceeding exists against Seller; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Authority.

3.19 Intellectual Property.
(a) All material Intellectual Property Assets are listed in Schedules 3.19(c), (d), (e), (f), (g) and (j) together with an indication of whether the asset is owned or licensed. Seller is the owner of all right, title and interest in and to each of the owned Intellectual Property Assets, all licensed Intellectual Property Assets may be transferred without restriction, and Seller has the unrestricted right to use, without payment to any other Person, all of the Intellectual Property Assets.
(b) The Intellectual Property Assets listed in Schedules 3.19(c), (d), (e), (f), (g) and (j) constitute all of the material items of intellectual property owned, used or held for use in the operation of the Business and all of the material items of intellectual property necessary for Buyer’s continued operation of the Business after the Closing in the manner in which it is currently conducted by Seller on contemplated to be conducted as of the Closing Date by Seller.
(c) Schedule 3.19(c) contains a complete and accurate list and summary description of the Patents. Seller owns no issued Patents. To Seller’s Knowledge, there is no potentially interfering patent or patent application of any Third Party. To Seller’s Knowledge, no Patent is infringed or has been challenged or threatened in any way and none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent or other proprietary right of any other Person.
(d) Schedule 3.19(d) contains a complete and accurate list and summary description of all Marks. All Marks indicated as registered on Schedule 3.19(d) are currently registered in Seller’s name with the applicable Trademark Offices, to Seller’s Knowledge are currently in material compliance with all Laws (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and except as set forth on Schedule 3.19(d) are not subject to any maintenance fees or Taxes or actions falling due within 90 days after the Closing Date. Except as set forth on Schedule 3.19 (d), no Marks have been or are now involved in any opposition, invalidation or cancellation proceeding and, to the Knowledge of Seller, no such action is threatened with respect to any such Marks. To the Knowledge of Seller, except as set forth on Schedule 3.19(d), there is no trademark or trademark application of any other Person interfering or potentially interfering with the Marks. Except as set forth on Schedule 3.19 (d), to the Knowledge of Seller, no Mark is infringed or has been challenged or threatened in any way. To the Knowledge of Seller, none of the Marks infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(e) The Seller owns no registered Copyrights. Schedule 3.19(e) contains a description of the types of material unregistered works of authorship owned or licensed by Seller.
(f) Schedule 3.19(f) contains a description of all material Trade Secrets owned by Seller. With respect to each Trade Secret owned by Seller, to the Knowledge of Seller, Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of its Trade Secrets including, but not limited to, informing each employee or contractor of Seller of the confidential nature of such Trade Secret and enforcing the confidentiality thereof. To the Knowledge of Seller, Seller has an absolute right to use the Trade Secrets. To the Knowledge of Seller, the Trade Secrets of Seller are not part of the public knowledge or literature and have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. To the Knowledge of Seller, no Trade Secret of Seller is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Persons.
(g) Schedule 3.19(g) contains a complete and accurate list and summary description of all Net Names of Seller. All Net Names have been registered in the name of Seller and, to Seller’s Knowledge, are in material compliance with all Laws. No Net Name has been since being acquired by Seller or is now involved in any dispute, opposition, invalidation or cancellation proceeding and, to the Knowledge of Seller, no such action is threatened with respect to such Net Name. Except as set forth on Schedule 3.19(g), to the Knowledge of Seller, there is no domain name application pending of any other Person which could reasonably be expected to interfere with or infringe any Net Name or Mark. Except as set forth on Schedule 3.19(g), to the Knowledge of Seller, no Net Name is infringed or has been challenged, interfered with or threatened in any way. Except as set forth on Schedule 3.19(g), to the Knowledge of Seller, no Net Name infringes, interferes with or is alleged to interfere with, or infringe, any trademark, copyright or domain name of any other Person.
(h) All Software used or held for use by Seller that is not owned by Seller (including any commonly available “shrink wrap” Software copyrighted by third parties) (collectively, the “Third-Party Software”) is used pursuant to an agreement or license, each such agreement or license is valid and in full force and effect, and neither Seller nor to the Knowledge of Seller, any licensor is in material default under or in breach of any such license or agreement. To the Knowledge of Seller, the Software, the Third-Party Software and Seller’s rights therein are sufficient and adequate to conduct the Business to the full extent the Business is conducted as of the date hereof. To the Knowledge of Seller, all Software and any Third-Party Software that is incorporated into the Software performs in accordance with the documentation and other written material used in connection with the Software and Third-Party Software. To the Knowledge of Seller, the Software and the Third-Party Software is free of material defects in operations as it is currently utilized in the Business.

(i) All the current employees of Seller and the Member have executed or will execute at Closing, written agreements or contracts with Seller that assign to Seller all rights to any Patents, Copyrights and Trade Secrets relating to the Business.
(j) All license agreements to which Seller or the Member is a party that affect or pertain to the Intellectual Property Assets are disclosed on Schedule 3.19(j).
3.20 Relationships with Affiliates. Except as described on Schedule 3.20, neither Seller nor the Member owns, or since December 31, 2009 has owned, of record or as a beneficial owner, an equity interest or any other financial or profits interest in any Person that has (a) had business dealings with, or a material financial interest in any transaction with, Seller, or (b) engaged in competition with Seller in any Competing Business. The Member is not a party to any contract or agreement with Seller, and has no claim or right against Seller.
3.21 Broker’s Fees. Neither Seller, the Member nor any former member of Seller has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.
3.22 Customers, Suppliers.
(a) Schedule 3.22(a) lists Seller’s top ten customers by sales volume and the percentage sales volume of such customer during the fiscal years ended December 31, 2008 and 2009, and during the nine-month period ended September 30, 2010. No customer listed in Schedule 3.22(a) has terminated, threatened to terminate, or, to the Knowledge of Seller, intends to terminate, its business relationship with Seller or has materially reduced, threatened to materially reduce or, to the Knowledge of Seller, intends to materially reduce, the volume of products or services it is purchasing or intends to purchase from the level of services historically purchased by such customer.
(b) Except as set forth in Schedule 3.22(b), there are no suppliers of products or services to Seller which are material and with respect to which practical alternative sources of supply are not generally available to Seller on comparable terms and conditions in the marketplace. Except for Remington and its Affiliates, none of the suppliers listed in Schedule 3.22(b) has indicated its intention to, or to the Knowledge of Seller intends to, terminate its business relationship with Seller, reduce the level of products or services supplied to Seller from historic levels, or materially change the price or terms on which such products or services are sold to Seller.

3.23 Bulk Sales. Other than as required pursuant to Section 54:50-38 of Title 54 of the New Jersey taxation statute, this Agreement and the transactions contemplated hereby are not subject to the bulk-sales provision of the Uniform Commercial Code (or any similar law).
3.24 Disclosure. To the Member’s Knowledge, no representation or warranty or other statement made by Seller or the Member in this Agreement, the Schedules, the Ancillary Documents or otherwise in connection with the transactions contemplated hereby contains or will contain any untrue statement of material fact or omit to state a material fact necessary to make it, in light of the circumstances in which it was made, not misleading. The Member does not have Knowledge of any fact that could reasonably be expected to have a Material Adverse Effect that has not been set forth in this Agreement or the Schedules.
3.25 Disclaimer. EXCEPT AS SET FORTH IN THIS ARTICLE 3, NONE OF SELLER, MEMBER, THEIR AFFILIATES OR ANY OF SELLER’S MEMBERS, MANAGEMENT COMMITTEE, OFFICERS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE ACQUIRED ASSETS, THE ASSUMED LIABILITIES, OR THE BUSINESS INCLUDING WITH RESPECT TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BUSINESS AFTER THE CLOSING, OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING.
ARTICLE 4
Representations and Warranties of Buyer
Buyer represents and warrants the following to Seller and the Member:
4.1 Organization and Good Standing. Buyer is a corporation validly existing and in good standing under the laws of the State of Ohio.
4.2 Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer.
4.3 Validity; Binding Effect. This Agreement has been duly and validly executed and delivered by Buyer. This Agreement constitutes a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Laws affecting the enforcement of creditors’ rights and remedies generally or by general equitable principles.

4.4 Noncontravention. The execution, delivery and performance of this Agreement by Buyer, the consummation of the transactions contemplated hereby and the compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby, do not and shall not (a) conflict with or result in a breach of any of the provisions of the Articles of Incorporation or the Regulations of Buyer, (b) contravene any Law or Order which affects or binds Buyer or any of its Affiliates or properties, or (c) result in a breach of, constitute a default under or give rise to a right of termination or acceleration under any contract, license, franchise or any other agreement or instrument to which Buyer or its Affiliates is a party or by which any of its properties may be affected or bound.
4.5 Broker’s Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller or the Member could become liable or obligated.
ARTICLE 5
Covenants of Seller Prior to Closing
5.1 Access and Investigation. Between the date of this Agreement and the Closing Date, upon reasonable advance notice received from Buyer, Seller shall (and the Member shall cause Seller to) (a) afford Buyer and its Representatives full and free access, during regular business hours, to Seller’s personnel, Facilities, Contracts, Permits, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer with copies of all such Contracts, Permits, books and records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition of Seller.
5.2 Operation of the Business of Seller. Between the date of this Agreement and the Closing, Seller shall (and the Member shall cause Seller to):
(a) conduct its business only in the Ordinary Course of Business;
(b) except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use its Best Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;
(c) confer with Buyer prior to implementing operational decisions of a material nature;

(d) otherwise report periodically to Buyer concerning the status of its business, operations and finances;
(e) make no material changes in management personnel without prior consultation with Buyer;
(f) maintain the Acquired Assets in a state of repair and condition that complies with applicable legal requirements and is consistent with the requirements and normal conduct of the Business;
(g) keep in full force and effect, without amendment, all material rights relating to the Business;
(h) comply with all contractual obligations and material legal requirements applicable to the operations of the Business;
(i) continue in full force and effect the insurance coverage maintained by the Company on the date of this Agreement;
(j) cooperate with Buyer and assist Buyer in identifying any Permits or other governmental authorizations that Buyer is required to obtain in order to operate the Business from and after the Closing Date and either transferring existing Permits or other governmental authorizations of Seller to Buyer, where permissible, or obtaining new Permits or other governmental authorizations for Buyer;
(k) upon request from time to time, execute and deliver all documents and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the transactions contemplated by this Agreement; and
(l) maintain all books and records of Seller relating to the Business in the Ordinary Course of Business.
5.3 Negative Covenant. Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, without the prior written consent of Buyer, Seller shall not, and the Member shall not permit Seller to:
(a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.5(b) would be likely to occur;
(b) make any modification to any Contract;
(c) allow the levels of Finished Goods Inventory to vary materially from the levels customarily maintained;

(d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Acquired Assets, the Business or the Assumed Liabilities;
(e) merge or consolidate with any other Person, liquidate or dissolve or sell or lease all or any portion of its assets or business (and the Member shall not sell or dispose of her interest in Seller) (except for this Agreement and the transactions contemplated hereby);
(f) except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code, amend, modify or terminate any Employee Plan without the express written consent of Buyer, and except as required under the provisions of any Employee Plan, make any contributions to or with respect to any Employee Plan without the express written consent of Buyer;
(g) incur any Indebtedness of any kind or nature whatsoever outside the Ordinary Course of Business or in an amount exceeding $10,000; or
(h) take any action that would (i) result in any of the representations and warranties of the Seller and the Member to not be true and correct as of the Closing Date, (ii) render Seller or the Member unable to comply with its or her covenants or obligations hereunder, or (iii) reasonably be expected to result in a material delay in consummation of the transactions contemplated by this Agreement.
5.4 Required Approvals and Material Consents. As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Law to be made by it in order to consummate the transactions contemplated by this Agreement. Seller and the Member also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to applicable Law, shall be required to make in connection with the transactions contemplated by this Agreement. Seller and the Member also shall cooperate with Buyer and its Representatives in obtaining all Material Consents.
5.5 Notification. Between the date of this Agreement and the Closing, Seller and the Member shall promptly notify Buyer in writing if any of them becomes aware of any fact or condition that causes or constitutes a breach of any of Seller’s representations and warranties. Should any such fact or condition require any change to the Schedules to this Agreement, Seller shall promptly deliver to Buyer a supplement to the applicable Schedule specifying such change (a “Schedule Supplement”). In the event of the delivery of a Schedule Supplement, Buyer’s sole and exclusive remedy shall be (1) to accept such Schedule Supplement, close the transactions contemplated by this Agreement and in such event the representations and warranties set forth in this Agreement shall be deemed modified accordingly, or (2) to terminate this Agreement pursuant to Section 9.1(h) hereof. During the same period, Seller and the Member also shall promptly notify Buyer of the occurrence of any breach of any covenant of Seller or the Member in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

5.6 No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 9.1, neither Seller nor the Member nor their respective Representatives shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving Seller, including the sale by the Member of her membership interest in Seller, the merger or consolidation of Seller or the sale of the Business or any of the Acquired Assets (other than in the Ordinary Course of Business). Seller and the Member shall notify Buyer of any such inquiry or proposal within 24 hours of receipt or awareness of the same by Seller or the Member.
5.7 Best Efforts. Seller and the Member shall use their Best Efforts to cause the conditions in Article 7 and Section 8.3 to be satisfied.
5.8 Interim Financial Statements. Until the Closing Date, Seller shall deliver to Buyer within 10 days after the end of each month a copy of the balance sheet and related statements of income and cash flows for such month prepared in a manner and containing information consistent with Seller’s current practices and certified by Seller’s chief financial officer as to compliance with Section 3.5.
5.9 Payment of Liabilities. Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its liabilities and obligations.
ARTICLE 6
Covenants of Buyer Prior to Closing
6.1 Required Approvals. As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by applicable Law to be made by it to consummate the transactions contemplated by this Agreement. Buyer also shall cooperate with Seller (a) with respect to all filings Seller shall be required by applicable Law to make and (b) in obtaining all Material Consents; provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.
6.2 Best Efforts. Buyer shall use its Best Efforts to cause the conditions in Article 8 and Section 7.3 to be satisfied.

ARTICLE 7
Conditions Precedent to Buyer’s Obligation to Close
Buyer’s obligation to purchase the Acquired Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
7.1 Accuracy of Representations.
(a) Subject to any Schedule Supplement, all of Seller’s and the Member’s representations and warranties in this Agreement (considered collectively), and each of the representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made; and
(b) Subject to any Schedule Supplement, each of the representations and warranties in Sections 3.1, 3.2, 3.3 and 3.4, and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made.
7.2 Seller’s Performance. All of the covenants and obligations that Seller and the Member are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.
7.3 Material Consents. Each of the consents indentified in Exhibit 7.3 (the “Material Consents”) shall have been obtained and shall be in full force and effect.
7.4 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against Buyer or any of its Affiliates any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the transactions contemplated by this Agreement, or (c) prohibiting or seeking to prevent any of the transactions contemplated by this Agreement.
7.5 Distribution Agreement. Buyer shall have entered into a Distribution Agreement with MBM Logistech, LLC (“MBM”) in the form attached hereto as Exhibit 7.5 (the “Distribution Agreement”).

7.6 Permits. Buyer shall have received such Permits as are necessary or desirable to allow Buyer to operate the Acquired Assets and the Business from and after the Closing.
7.7 Closing Deliveries. All of the deliveries required under Section 2.7(a) hereof shall have been made by Seller and the Member (or waived by Buyer).
7.8 No Injunction. There shall not be in effect any injunction or order judgment, decree, ruling, assessment or arbitration award of any Governmental Authority that (a) prohibits the consummation of the transactions contemplated by this Agreement and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
ARTICLE 8
Conditions Precedent to Seller’s Obligation to Close
Seller’s obligation to sell the Acquired Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):
8.1 Accuracy of Representations. All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.
8.2 Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.
8.3 Distribution Agreement. Buyer shall have entered into the Distribution Agreement and the present distribution relationship between Seller and MBM shall have been terminated.
8.4 No Injunction. There shall not be in effect any injunction or order judgment, decree, ruling, assessment or arbitration award of any Governmental Authority that (a) prohibits the consummation of the transactions contemplated by this Agreement and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
8.5 Closing Deliveries. All of the deliveries required under Sections 2.7(b), (c), (d) and (e) hereof have been made by Buyer (or waived by Seller).

ARTICLE 9
Termination
9.1 Termination Events. By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:
(a) by Buyer if a material breach of any provision of this Agreement has been committed by Seller or the Member and such breach has not been waived by Buyer;
(b) by Seller if a material breach of any provision of this Agreement has been committed by Buyer and such breach has not been waived by Seller;
(c) by Buyer if any condition in Article 7 has not been satisfied as of the date specified for the Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;
(d) by Seller if any condition in Article 8 has not been satisfied as of the date specified for the Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller or the Member to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date;
(e) by mutual consent of Buyer and Seller;
(f) by Buyer if the Closing has not occurred on or before February 15, 2011, or such later date as the parties may agree upon, unless the Buyer is in material breach of this Agreement;
(g) by Seller if the Closing has not occurred on or before February 15, 2011, or such later date as the parties may agree upon, unless the Seller or the Member is in material breach of this Agreement: or
(h) by Buyer within five (5) days of the delivery by Seller of a Schedule Supplement.
9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except that nothing herein shall relieve any Party from liability for any breach of this Agreement occurring prior to such termination; provided, however, an incorrect representation or warranty corrected by a Schedule Supplement shall not be considered a breach of this Agreement.

ARTICLE 10
Additional Covenants
Except as otherwise disclosed in the Schedules:
10.1 Noncompetition, Nonsolicitation and Nondisparagement.
(a) Noncompetition. During the Noncompetition Period, neither Seller nor the Member shall, and shall not permit their respective Affiliates to, anywhere in the Territory, directly or indirectly, invest in, own, manage, operate, finance, control, advise, render services to, consult with or for, be employed (as an officer, director, employee, independent contractor, member, partner, co-venturer, proprietor, director, advisor, agent, manager or otherwise) by, provide financial assistance to or guarantee the obligations of any, Person engaged in a Competing Business; provided, however, that the restriction on being employed by or providing services to such a Person shall apply only to the extent that Seller, Member or their respective Affiliates engages in the Competing Business. Nothing contained herein shall preclude Seller, the Member and their respective Affiliates from, in the aggregate, purchasing or otherwise acquiring up to (but not more than) 5% of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. For the avoidance of doubt, nothing in this Agreement shall be interpreted to grant Seller, the Member or any of their respective Affiliates the right to use, directly or indirectly, any Intellectual Property Assets in connection with rendering services permitted hereby after the Closing. For purposes of this Article 10, a “Competing Business” is any business engaged in the planning, research, development, production, manufacture, marketing, sales or distribution of insoles, arch supports or other cushions or technology for use with footwear or engaged in any other line of business engaged in or under demonstrable development by Seller prior to the Closing or otherwise engage in any business that is being engaged in by Seller prior to the Closing.
(b) Nonsolicitation. During the Noncompetition Period, Seller, the Member and their respective Affiliates shall not, directly or indirectly:
(i) solicit the business of any Person who was at any time prior to the Closing a customer of Seller to the extent solicited for a Competing Business;
(ii) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year immediately preceding the Closing Date to cease doing business with Buyer after the Closing Date in connection with a Competing Business; or

(iii) solicit for employment or retention any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors, in each case so long as such person was an employee or independent contractor of Seller on the Closing Date or within the year immediately preceding the Closing Date.
(c) Nondisparagement. After the Closing, Seller, the Member and their respective Affiliates shall not, directly or indirectly, make any false, disparaging or derogatory statements or remarks (orally, in writing, by electronic means of communication or otherwise) about Buyer or any of its owners, officers, directors, employees, agents, Representatives or Affiliates.
(d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Sections 10.1(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power, and is hereby directed, to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.1 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Seller and the Member acknowledge and agree that this Section 10.1 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Business and to prevent any unfair advantage from being conferred on Seller, the Member or any of their Affiliates.
(e) Acknowledgement. Each of Seller and the Member acknowledges that its or her obligations under this Section 10.1 are reasonable and that the scope of the Territory is reasonable because Seller currently sells products directly or through retailers located throughout the Territory. Each of Seller and Member also acknowledges the competitive injuries likely to be sustained by Buyer if either of them were to violate the obligations in this Section 10.1. Each of Seller and Member further acknowledge and agree that the Noncompetition Period is reasonable in view of the legitimate interest sought to be protected by this Agreement.
(f) Equitable Relief. Each of Seller and Member acknowledge and agree that their respective obligations contained in this Section 10.1 are of special and unique character which give them a peculiar value to Buyer, and that Buyer will suffer immediate and irreparable harm to its good will and the Business which will not be compensable by damages alone in the event Seller or the Member repudiates or breaches the provisions this Section 10.1, or threatens or attempts to do so. Therefore, notwithstanding anything else in this Agreement, each of Seller and the Member expressly agrees that, in addition to any other rights or remedies that Buyer may have under this Agreement, whether at law or in equity or by reason of any other agreement, Buyer will be entitled to obtain a temporary, preliminary and/or permanent injunction in order to prevent or restrain any such breach by Seller or the Member or any of their respective Affiliates.

10.2 Customer and Other Business Relationships. After the Closing, Seller and the Member shall reasonably cooperate with Buyer in its efforts to continue, and maintain for the benefit of Buyer, those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, contractors, regulatory authorities, licensors, customers, suppliers and others.
10.3 Employees and Employee Benefits.
(a) Employment of Active Employees by Buyer.
(i) Seller shall terminate the employment of all Active Employees at the Closing and contemporaneously therewith, Buyer shall offer employment to all such Active Employees (other than the Active Employees set forth on Schedule 10.3(a) hereof that are to be hired by Remington on the Closing Date) on substantially the terms and conditions as which they were employed by Seller immediately prior to the Closing (subject to applicable legal requirements and the terms of any employment, severance or similar agreements entered into in connection herewith, if any) (all Active Employees to whom Buyer has made an offer of employment, and who have accepted such offer of employment, collectively, the “Hired Active Employees”). Subject to applicable Law, Buyer will have reasonable access to personnel records (including performance appraisals, disciplinary actions and grievances) of Seller.
(ii) It is understood and agreed that (A) Buyer’s offers of employment to the Active Employees shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and applicable Law). Except as otherwise provided in Key Executive Agreements between Buyer, Member and Margarita Floris, nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, employee benefits, other compensation or terms or conditions of employment of such employees.

(iii) Seller and the Member, and Buyer agree that Forms W-2 for the Hired Active Employees for the 2011 calendar year shall be prepared and filed in accordance with the “alternate procedure” pursuant to IRS Revenue Procedure 2004-53, I.R.B. 2004-34.
(b) Salaries and Benefits.
(i) Seller shall be responsible for (A) the payment of all wages and other remuneration and/or compensation due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including any commissions and performance bonus payments earned prior to the Closing Date, (B) the payment of any termination, change in control or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA, and (C) any and all payments to employees required under the WARN Act, if applicable.
(ii) Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans.
(iii) Buyer shall give Hired Active Employees credit for service with Seller for purposes of determining eligibility to participate in any Employee Benefit Plans offered by Buyer.
(c) No Transfer of Assets or Assumption of Seller Employee Plans. Neither Seller nor any of its Affiliates will transfer to Buyer, and Buyer does not and shall not accept or assume, any Employee Plan or any plan assets or liabilities.
(d) General Employee Provisions.
(i) Seller shall give all notices required by Law (including the WARN Act, if applicable) and take whatever other actions with respect to the plans, programs and policies described in this Section 10.3 as may be necessary to carry out the agreements described in this Section 10.3.
(ii) Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the agreements described in this Section 10.3.

(iii) If any of the agreements described in this Section 10.3 is determined by the IRS or other Governmental Authority to be prohibited by Law, Seller and Buyer shall modify such agreement to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by Law.
(iv) Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.
(v) Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any Employee Plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.
10.4 Assistance in Proceedings. The parties hereto shall reasonably cooperate with the other party hereto and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and records in connection with, any Litigation involving or relating to (a) the transaction contemplated hereby, or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or the Business.
10.5 Taxes.
(a) Pre-Closing Income Taxes. Seller and the Member shall make, or have made, all federal, state, local and foreign filings with respect to income Taxes of Seller and the Member for the Business and the Acquired Assets for any Tax period (or portion thereof) ending on or before the Closing Date. All liabilities of Seller and the Member (and any other current or past Member of the Seller) with respect to income Taxes under federal, state, local and foreign income Tax laws attributable to the operations of the Business and the Acquired Assets through the Closing Date shall be borne by Seller and the Member, and any refunds or credits or rights to refunds or credits with respect thereto shall be the property of Seller and the Member.
(b) Other Pre-Closing Taxes. All Tax liabilities of Seller (other than income Taxes) attributable to the Business or the Acquired Assets for Tax periods (or portions thereof) ending on or prior to the Closing Date shall be borne by Seller.

(c) Post-Closing Taxes. All Taxes attributable to the Business or the Acquired Assets for Tax periods (or portions thereof) beginning after the Closing Date shall be the responsibility of Buyer, and any refunds or credits or rights to refunds or credits with respect thereto shall be Buyer’s.
(d) Straddle Periods. All real property Taxes, personal property Taxes and similar ad valorem obligations with respect to the Business or the Acquired Assets for a Tax period that includes (but does not end on) the Closing Date, whether such Taxes are payable to a Governmental Authority, a landlord or other third party, shall be apportioned between Buyer and Seller as of the Closing Date based upon, respectively, the number of calendar days in the portion of such Tax period ending on the Closing Date and the number of calendar days in the portion of such Tax period commencing after the Closing Date. If the Closing occurs before the Tax rate is fixed for the then current Tax period, the proration of the corresponding Taxes shall be on the basis of the Tax rate for the last preceding Tax period applied to the latest assessed valuation. Buyer shall be responsible for filing all Tax Returns relating to such Taxes with respect to the Business and the Acquired Assets required to be filed after the Closing Date. For any such Tax Return relating to a Tax period that begins on or prior to, and ends after, the Closing Date, Buyer shall provide such Tax Return to the Seller at least 30 days prior to the date on which such Tax Return is required to be filed (but in no event earlier than 30 days after the Closing Date), for Seller’s review and comment. Seller shall have ten days to review and comment on any such Tax Return, which comments Buyer shall take into consideration in its sole discretion. Buyer shall provide such Tax Returns to the Seller at least ten business days prior to the date on which any such Tax Return is required to be filed, for Seller’s review and comment. Seller shall have five business days to review and comment on any such Tax Return, which comments Buyer shall take into consideration in its sole discretion.
(e) Reimbursements. If either Seller (or an affiliate of Seller) or Buyer (or an affiliate of Buyer) pays any Taxes to be borne by the other party under this Section 10.5, the other party shall promptly reimburse Seller or Buyer, as applicable, for the Taxes paid. If, in preparing Tax Returns or payments after the Closing, it appears to Buyer that Seller will be asked to pay additional Taxes, Buyer shall so notify Seller, and provide Seller a reasonable opportunity to review and comment upon any related Tax Returns prior to filing them and paying the Tax. If either party receives any refunds or credits which are the property of the other party under this Section 10.5, such party shall promptly pay the amount of such refunds or credits to the other party.
(f) Pre-Closing Tax Returns. All Tax Returns prepared and filed by Seller relating to Tax liabilities attributable to the Business or the Acquired Assets for Tax periods (or portions thereof) ending on or prior to the Closing Date shall be prepared and timely filed in a manner that is consistent with prior practice of Seller (including, without limitation, with respect to the jurisdictions in which such Tax Returns are filed). With respect to any such Tax Return that is due prior to the Closing Date, Seller shall deliver drafts of such Tax Return to the Buyer no later than 15 days prior to the date (including extensions) on which such Tax Return is so filed.

(g) Prior to the Closing:
(i) Seller shall (A) reserve properly (and reflect such reserve in its books and records and financial statements), in accordance with the past practices of Seller and in the ordinary course of business, for all Taxes payable by Seller for which no Tax Return is due prior to the Closing Date, and (B) notify promptly Buyer of any United States federal, state, local or foreign suit, claim, action, investigation, proceeding or audit (collectively, “Actions”) pending against or with respect to Seller, including (without limitation) Tax liabilities and refund claims, and shall not settle or compromise any such Action without Buyer’s consent; and
(ii) Seller shall not, without the prior written consent of Buyer, make or revoke any Tax elections or, except as required by law or GAAP, change any accounting principles or practices used by Seller, or reverse any accruals with respect to Taxes of Seller, file any amended Tax Return, settle or compromise any Tax liability, waive any statutes of limitations with respect to Taxes or agree to any extension of time with respect to any Tax assessment or deficiency.
(h) Transfer Taxes and Conveyance Fees. Notwithstanding any other provision of this Agreement, all transfer, documentary, sales, use, stamp, registration, value-added, and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by Seller and the Member when due. Seller and the Member shall, at their expense, file all necessary Tax Returns with respect to such Taxes, fees and charges.
(i) Cooperation. The parties agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local and foreign Tax Returns and Tax elections with respect to Seller, the Acquired Assets and the Business. Buyer shall make available to Seller and its representatives, on at least three days’ prior written notice, all records and materials reasonably required by them to pursue or contest any Tax matters and shall provide reasonable cooperation to Seller in such case, including having personnel of the Business provide reasonable assistance to Seller. Seller and the Member shall make available to Buyer and its representatives, on at least three days’ prior written notice, those records and materials reasonably required by them to prepare, pursue or contest any Tax matters arising after the Closing which have factual reference to the pre-Closing periods.

10.6 Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish (or cause to be furnished) upon request to each other such further information; (b) execute and deliver (or cause to be executed and delivered) to each other, and file (or cause to be filed) where appropriate, such other documents (including, without limitation, foreign Intellectual Property Asset assignments); and (c) do (or cause to be done) such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement. Further, Seller shall promptly (and in all cases within ten days of receipt) transfer to Buyer (in the form received) any proceeds of accounts receivable that constitute any of the Acquired Assets.
10.7 Name Change. Contemporaneously with the Closing, Seller shall (and the Member shall cause Seller to) change its corporate name (and any and all fictitious, trade name or assumed name filings) so that they no longer include “Foot Petals” or any derivative thereof; and, after the Closing Seller and/or the Member shall not, directly or indirectly, use any such names, or any derivative thereof, in any trade or business.
10.8 Assignments of Leases.
(a) Buyer acknowledges that Seller is party to the following real property leases that may require the consent of the landlord to be assigned to Buyer: (i) the Commercial Lease Agreement dated March 20, 2007, as renewed on April 26, 2010, for office space located in New Jersey and (ii) the Office Building Lease dated June 8, 2007, for office space located in California (together, the “Assigned Leases”). The Parties agree that any required consents will not be obtained prior to the Closing and the Assigned Leases will be assigned to Buyer at the Closing in the absence of such consents. Following the Closing, Seller, Member and Buyer each agree to use their reasonable best efforts to obtain any required consents of the landlords to the assignment of the Assigned Leases. Until any required consents to assignment are obtained under Assigned Leases, Seller shall assist Buyer to (i) comply with the terms and conditions of, and perform its obligations under, such Assigned Leases, (ii) enforce any rights of Seller under such Assigned Leases.
(b) Buyer agrees to indemnify Seller for (i) any costs, fees or expenses incurred by Seller as a result of any breach of the Assigned Leases arising from the assignment of the Assigned Leases from Seller to Buyer at the Closing (and only breaches arising from such assignment); provided, however, that Buyer shall have no indemnification obligation hereunder if the fees, costs or expenses incurred are a result of the gross negligence or willful misconduct of either Seller or the Member or of the failure by Seller or Member to comply with the terms and conditions of, or to enforce its rights under, an Assigned Lease.

(c) Buyer hereby acknowledges that Margarita Floris has executed a personal guaranty under the Assigned Lease referenced in subsection (a)(i) above. Seller and Buyer agree to use their reasonable best efforts to obtain a release by the landlord releasing Ms. Floris from such guaranty. In the event the release of such guaranty is not obtained, Buyer agrees to indemnify Ms. Floris for any costs, fees or expenses incurred by her pursuant to such guaranty; provided, however, that Buyer shall have no indemnification obligation hereunder if the fees, costs or expenses incurred are a result of the gross negligence or willful misconduct of either Seller, the Member or Ms. Floris or of the failure of Seller or Member to comply with the terms and conditions of, or to enforce its rights under, an Assigned Lease.
ARTICLE 11
Indemnification and Remedies
11.1 Indemnification and Reimbursement by Seller and the Member. Subject to Sections 11.3 and 11.4 below, Seller and the Member shall, jointly and severally indemnify and hold harmless Buyer, and its Representatives, subsidiaries and Affiliates (collectively, the “Buyer Indemnified Persons”) from and against, and will reimburse the Buyer Indemnified Persons for, any and all losses, liabilities, claims, damages, obligations, awards, judgments, settlements, penalties, costs and expenses (including costs of investigation and defense and reasonable expert, accounting and attorneys’ fees, costs and expenses), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:
(a) any inaccuracy or breach of any representation or warranty made by Seller and/or the Member in (i) this Agreement, (ii) the Schedules, or (iii) any Ancillary Document (and without giving effect to any supplement to a Schedule);
(b) any default or breach of any covenant or obligation of Seller in this Agreement or any Ancillary Document;
(c) any default or breach of any covenant or obligation of the Member in this Agreement or any Ancillary Document;
(d) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller, the Member, and/or their respective Affiliates (or any Person acting on their behalf) in connection with the transactions contemplated hereby;
(e) any noncompliance with any fraudulent transfer or bulk sales Law in respect of the transactions contemplated hereby;
(f) any Litigation listed or required to be listed in Schedule 3.13(a);

(g) the Excluded Assets or any Excluded Liabilities;
(h) any liability arising out of the ownership or operation of the Acquired Assets prior to the Closing Date (including any Liens),other than the Assumed Liabilities;
(i) any Product Liability Claim;
(j) any Customer Claim other than the Assumed Customer Claims;
(k) any Taxes of the Seller or the Member (or any former member of Seller) resulting from the consummation of the transactions contemplated hereby;
(l) any Employee Plan established or maintained by Seller;
(m) any violation or alleged breach by the Member of Section 10.1.
11.2 Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold harmless the Member and Seller and its subsidiaries and Affiliates (collectively, the “Seller Indemnified Persons”), and will reimburse the Seller Indemnified Persons, for any Damages arising from or in connection with:
(a) any inaccuracy or breach of any representation or warranty made by Buyer in this Agreement or in any Ancillary Document;
(b) any default or breach of any covenant or obligation of Buyer in this Agreement or in any Ancillary Document;
(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with the transactions contemplated hereby;
(d) any Acquired Assets arising subsequent to the Closing Date;
(e) any Assumed Liabilities; and
(f) any liability arising out of the ownership or operation of the Acquired Assets from and after the Closing Date.
11.3 Survival. All representations, warranties, covenants, agreements and obligations in this Agreement, the Schedules, the certificates delivered pursuant Section 2.7 and any other Ancillary Document shall survive the Closing and be enforceable against the party making the same, for the following time periods:
(a) All covenants, agreements and obligations shall survive the Closing and expire in accordance with their respective terms.

(b) All representations and warranties set forth in Article 3 and Article 4 hereof shall survive until the expiration of 18 months following the Closing Date, other than (i) any representation or warranty made pursuant to Sections 3.1 (organization; capitalization), 3.2 (authorization), 3.3 (validity), 3.4 (noncontravention), 3.7(b) (title), 3.21 (brokers), which shall survive indefinitely and (ii) any representation or warranty made pursuant to Section 3.9 (taxes), which shall survive until three months after the expiration of the applicable statute of limitations.
11.4 Basket and Cap. Seller and the Member shall not have any liability or obligation to indemnify or reimburse the Buyer Indemnified Persons under Section 11.1(a) (inaccuracy or breaches of representations and warranties), unless and until the aggregate amount of Damages incurred as a result thereof exceeds $100,000 (the “Seller’s Basket”), in which case the Buyer shall be entitled to recover any Damages in excess of the Seller’s Basket up to $1,650,000 (the “Cap Amount”). For the avoidance of doubt, the Seller’s Basket shall only apply to inaccuracies or breaches of representations and warranties and shall not apply to any other indemnification obligation of Seller under this Article 11. In addition, Seller and the Member shall not have any liability or obligation under this Article 11 to indemnify or reimburse the Buyer Indemnified Persons for an aggregate amount of Damages in excess of the Cap Amount. Notwithstanding the foregoing, the limitations in this Section 11.4 shall not apply to claims for fraud, any claim related to Taxes or any claim for breach of the representations and warranties identified in Section 11.3(b)(i).
11.5 Third-Party Claims.
(a) Promptly after receipt by a Person entitled to indemnity under Sections 11.1 or 11.2 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.
(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.5(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim or, alternatively, it may assume the defense of such Third-Party Claim with counsel satisfactory to both parties (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party

Claim). After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.
(c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which consent may not be unreasonably conditioned, withheld or delayed).
(d) With respect to any Third-Party Claim subject to indemnification under this Article 11 (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Litigation at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties shall (each at its own expense) render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.
(e) With respect to any Third-Party Claim subject to indemnification under this Article 11 the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, (i) each party will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable Law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

11.6 Other Claims. A claim for indemnification or reimbursement for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought. Notwithstanding anything contained in this Agreement, the Schedules, or any Ancillary Document to the contrary, in no event shall Seller, the Member or Buyer be liable for (a) any special, incidental, indirect or consequential damages that in each case are not reasonably foreseeable as of the date of this Agreement, or (b) any exemplary or punitive damages (other than exemplary or punitive damages awarded in connection with a claim of fraud or a Third-Party Claim for which a party is liable for indemnification therefor).
11.7 Escrow. Any payment that Seller and/or the Member are obligated to make to any Buyer Indemnified Party under this Article 11 shall be paid first, to the extent there are sufficient funds in the Escrow Fund, by release of funds to the Buyer Indemnified Persons from the Escrow Fund by the Escrow Agent in accordance with the terms of the Escrow Agreement and, second, to the extent there are insufficient funds in the Escrow Fund to pay any remaining sums due, the Seller and the Member, to the extent obligated under this Article 11, shall be required to pay all or such additional sums due and owing to the Buyer Indemnified Persons by wire transfer of immediately available funds within five business after the date of such notice). On the Expiration Date (as defined in the Escrow Agreement), the Escrow Agent shall release the remaining funds in the Escrow Fund (after making all deductions for fees and other amounts provided for in the Escrow Agreement) as provided in the Escrow Agreement, except that the Escrow Agent shall retain an amount (up to the total amount then held in the Escrow Fund) equal to the amount of claims for indemnification under this Article 11 asserted prior to such Expiration Date but not yet resolved. The amount of the funds in the Escrow Fund retained for such unresolved claims shall be released by the Escrow Agent (to the extent not utilized to pay the Buyer Indemnified Parties for any such claims resolved in their favor) upon their resolution in accordance with this Article 11 and the terms of the Escrow Agreement.
11.8 Procedures for Resolving Indemnification Claims.
(a) So long as the Escrow Agreement is in effect, all claims by a Buyer Indemnified Person under this Article 11 (other than claims brought under Section 2.4 of this Agreement, or claims against Seller or the Member resulting from a violation or alleged breach of Section 10.1, which claims may be made directly to the Member) must first be submitted to the Escrow Agent and, if disputed, resolved in accordance with the terms of the Escrow Agreement.

(b) If any Pending Claim (as defined in the Escrow Agreement) involves an amount in excess of the funds then remaining available for payment of claims in the Escrow Fund, the entire Pending Claim, including the amount in excess of such remaining funds, shall be arbitrated by the same arbitrator or panel of arbitrators and in accordance with the same requirements set forth in Section 4 of the Escrow Agreement. In the event a claim for indemnification under this Article 11 by the Member or by the Buyer after the Escrow Agreement is no longer in effect, and such claim for indemnification is not resolved by the parties to such claim within 20 days following delivery of the claim of indemnification, such claim for indemnification shall be resolved, as between Buyer and the Member, in accordance with the same dispute resolution procedures as are set forth in Section 4 of the Escrow Agreement. Any such claim for indemnification shall be resolved by final and binding arbitration to be conducted by JAMS in accordance with the then-current JAMS Comprehensive Arbitration Rules and Procedures, or, if applicable, the Streamlined Arbitration Rules and Procedures, as applicable (the “Rules”). The arbitration shall take place in Columbus, Ohio before a single arbitrator unless the claim or claims exceeds $500,000, in which case the dispute shall be heard and determined by three arbitrators. In the event of a claim requiring a panel of three arbitrators, Buyer and Member shall each select one arbitrator and the two arbitrators so selected shall select a third arbitrator. The procedures and law applicable during the arbitration of a Pending Claim shall be both the Rules and the internal laws of the State of Ohio excluding, and without regard to, its or other jurisdiction’s rules concerning any conflict of laws. The arbitrator or panel of arbitrators, as the case may be, shall have the power to order injunctive relief of provide further equitable remedies. It is expressly agreed that the arbitrator or arbitrators in any such arbitration proceeding shall have no authority to award to any party any punitive, exemplary, treble or consequential damages of any type under any circumstances, regardless of whether such damages may be available under law, the parties hereby waiving their rights, if any, to recover such damages in connection with such arbitration proceeding. Nothing in this paragraph shall prevent the party from seeking injunctive relief before any court having jurisdiction over the matter, and any claim by the Buyer against Seller or the Member for a breach, or threatened breach, of Section 10.1 shall not be limited to arbitration and Buyer may seek any and all remedies, whether in law or equity, as may be available to it.
11.9 Exclusive Remedy. The parties to this Agreement agree that, in the absence of fraud (in which event any affected party shall have all remedies available at law), the indemnification provisions in this Article 11 shall be the exclusive remedy of the parties with respect to any claims arising out of this Agreement; provided, however, that in the event of a breach, or threatened breach, by Seller or the Member of Section 10.1, Buyer shall not be limited to indemnification under this Article 11 and may seek any and all remedies, whether in law or equity, as may be available to it.
11.10 Indemnity Payment Characterization. All indemnification payments under this Agreement shall be deemed adjustments to the Purchase Price.

11.11 Concept of Indemnity. For the avoidance of doubt, the concept of “indemnity” as used in this Article 11 is intended to include, among others, claims between or among the parties to this Agreement and not involving any other Person, as well as third-party claims. For purposes of quantifying Damages under this Article 11 (but not for determining whether any representation or warranty has been breached or is inaccurate) any representation or warranty that is qualified in scope as to materiality shall be deemed to be made or given without such qualification.
ARTICLE 12
General Provisions
12.1 Expenses.
(a) Except as otherwise specifically provided herein, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its Representatives. Buyer will pay one-half and Seller and/or the Member will pay one-half of the fees and expenses of the Escrow Agent under the Escrow Agreement.
(b) In any litigation or arbitration between the parties regarding this Agreement, the losing party shall pay to the prevailing party all reasonable expenses and court costs, including, without limitation, reasonable attorneys’ fees and costs, incurred by the prevailing party. A party shall be considered the prevailing party if (i) it initiated the litigation and obtains substantially all of the relief or remedy it sought, either through a judgment or the losing party’s voluntary action, (ii) the other party withdraws its action without substantially obtaining the relief or remedy it sought, or (iii) it did not initiate the litigation and judgment is entered for either party, but without substantially granting the relief or remedy sought by the initiating party.
12.2 Confidentiality. From and after the Closing, Seller and the Member shall, and shall cause their respective Affiliates, directors, managers, officers, agents and Representatives to, maintain in confidence all Confidential Information and shall not use any Confidential Information for any purpose or to the detriment of Buyer or the Business.
12.3 Public Announcements. All general notices, releases, statements and communications to employees, suppliers and customers of the Business and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as may be agreed upon by Buyer and Seller in writing; provided, however, that any party shall be entitled to make a public announcement of the transaction if, in the opinion of its legal counsel, such announcement is required in order to comply with any Law or any rule or regulation of any securities exchange or securities quotation system and such party shall, to the extent practicable, consult with the other parties with respect to such announcement and give reasonable prior written notice of its intent to issue such announcement.

12.4 Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or Person as a party may designate by notice to the other parties):

Seller and Member:	3385 Bandit Circle Huntington Beach, California 92649

With a copy to:	Greenberg Traurig, LLP 3161 Michelson Drive Suite 1000 Irvine, California 92612 Attention: Ronald D. Husdon

Buyer:	R. G. Barry International, Inc. 13405 Yarmouth Road, NW Pickerington, Ohio 43147 Attention: Jose Ibarra

With a copy to:	Vorys, Sater, Seymour and Pease LLP 221 East Fourth Street Suite 2000, Atrium Two Cincinnati, Ohio 45202 Attention: Roger E. Lautzenhiser
12.5 Enforcement of Agreement. Seller and the Member acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of Section 10.1 are not performed in accordance with their specific terms and that any default or breach of such sections by Seller and/or the Member could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent defaults, breaches or threatened defaults or breaches of Section 10.1.

12.6 Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
12.7 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties or their respective Affiliates with respect to its subject matter (including the Letter of Intent and the Confidentiality Agreement, each of which is hereby terminated and no longer in force or effect) and constitutes (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement among the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.
12.8 Schedules.
(a) The information in the Schedules constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller and the Member as set forth in this Agreement, or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Schedules, the statements in the Schedules will control.
(b) The statements in the Schedules relate only to the provisions in the section of this Agreement to which they expressly relate and not to any other provision in this Agreement, except to the extent the application thereof to another section is reasonably apparent from the face of the disclosure or is otherwise provided in the Agreement or any other Ancillary Document.
12.9 Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may, without the prior written consent of the other parties assign its rights and/or obligations hereunder (in whole or in part) to R.G. Barry Corporation or to one or more subsidiaries or other Affiliates. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 12.9 or as otherwise provided in Article 11 with respect to Indemnified Persons.

12.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
12.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
12.12 Governing Law. This Agreement will be governed by and construed under the laws of the State of Ohio without regard to conflicts-of-laws principles that would require the application of any other Law.
12.13 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic mail (including by PDF) shall be deemed to be their original signatures for all purposes.
12.14 Member Obligations. The liability of the Member hereunder shall be joint and several with Seller. Where in this Agreement provision is made for any action to be taken or not taken by Seller, the Member undertakes to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, the Member shall be jointly and severally liable with Seller for the indemnities set forth in Article 11.
12.15 Jurisdiction; Service of Process. Except for any arbitration brought by the parties pursuant to Article 11 or the Escrow Agreement, any Proceeding arising out of or relating to this Agreement or any transaction contemplated by this Agreement (including any claims for injunctive relief under Section 10.1) shall be brought in the Ohio state courts located in Franklin County, Ohio or in the United States District Court for the Southern District of Ohio, Eastern Division and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any transaction contemplated by this Agreement in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.
[Remainder of page intentionally blank; signatures follow]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.

SELLER:		BUYER:

Foot Petals, LLC		R. G. Barry International, Inc.

By:	/s/ Tina G. Aldatz	By:	/s/ Jose G. Ibarra
	Printed: Tina G. Aldatz		Printed: Jose G. Ibarra
	Title: President		Title: Secretary and Treasurer

MEMBER:

/s/ Tina G. Aldatz

Tina Aldatz